Exhibit 10.34

RIOTECH OFFICE PARK

OFFICE LEASE

This Office Lease (this "Lease"), dated as of the Lease Date, is made by and between RTP55 OWNER, LLC, a Delaware limited liability company ("Landlord"), and INPHI CORPORATION, a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Lease Date:		October 24, 2019

2.	Premises; Buildings; Project (Article 1).

	2.1	Buildings; Project:

The "Building" or the "Buildings" (individually, or collectively, as the context may require) shall mean: (i) that certain two story building containing approximately 87,608 rentable square feet of space with an address of 110 Rio Robles, San Jose, California (the "110 Building"), and (ii) that certain one-story building containing approximately 48,301 rentable square feet of space with an address of 130-134 Rio Robles, San Jose, California (the "130 Building").

The term "Project" shall mean (a) the Buildings, (b) the buildings located at 30, 50, 70, and 90 Rio Robles and the building located at 3545 North 1st Street, San Jose, California (the "Other Project Buildings"), (c) the Common Areas, (d) the surface parking areas located adjacent to the Building and the Other Project Buildings (collectively, the "Project Parking Facilities"), and (e) the land (which is improved with landscaping and other improvements) upon which the Building, the Other Project Buildings and the Common Areas are located.

	2.2	Premises:

Approximately 110,562 rentable square feet of space comprised of (i) all of the 87,608 rentable square feet of space in the 110 Building, and (ii) 22,954 rentable square feet of space in the 130 Building, as further set forth in Exhibit A to this Lease.

3.	Lease Term (Article 2).

	3.1	Length of Term:	Approximately one hundred twenty-six (126) full calendar months.

	3.2	Lease Commencement Date:

The earlier to occur of (i) the date upon which Tenant first commences to conduct business in any portion of the Premises, and (ii) the date that is six (6) months following the Delivery Date (as that term is defined in Section 1.1 of the Tenant Work Letter attached hereto as Exhibit B to this Lease).

	3.3	Lease Expiration Date:	The last day of the one hundred and twenty-sixth (126th) full calendar month of the Lease Term.

4.	Base Rent (Article 3):		Base Rent shall be paid in monthly installments in the following amounts for the following periods of time.

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1 **	$3,316,860.00*	$276,405.00*	$2.50
2	$3,416,365.80	$284,697.15	$2.58
3	$3,518,856.72	$293,238.06	$2.65
4	$3,624,422.40	$302,035.20	$2.73
5	$3,733,155.12	$311,096.26	$2.81
6	$3,845,149.80	$320,429.15	$2.90
7	$3,960,504.24	$330,042.02	$2.99
8	$4,079,319.36	$339,943.28	$3.08
9	$4,201,698.96	$350,141.58	$3.17
10	$4,327,749.96	$360,645.83	$3.26
11	N/A	$371,465.20	$3.36

*Subject to the Base Rent Abatement set forth in Section 3.2 below.

**The Base Rent for the period commencing on the Lease Commencement Date and expiring twelve (12) months thereafter is calculated based on the Premises being deemed to contain only 87,608 rentable square feet, notwithstanding that Tenant is leasing the entire Premises (consisting of 110,562 rentable square feet). Tenant shall have no obligation to pay Operating Expenses or Tax Expenses which arise or accrue during such twelve (12) month period with respect to Tenant's 130 Building Share only.

5.	Operating Expenses and Tax Expenses (Article 4):

This is a "TRIPLE NET" lease and as such, the provisions contained in this Lease are intended to pass on to Tenant and reimburse Landlord for the costs and expenses reasonably associated with this Lease and the Project, and Tenant's operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

6.	Tenant's Share (Article 4):

With respect to the 110 Building, 100% ("Tenant's 110 Building Share"). With respect to the 130 Building, 47.52% ("Tenant's 130 Building Share"). With respect to the Project, approximately 29.27% ("Tenant's Project Share"), which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) the 376,989 rentable square feet in the Project. Tenant's 110 Building Share, Tenant's 130 Building Share and Tenant's Project Share may collectively be referred to herein as "Tenant's Share". Tenant's Share of Operating Expenses and Tax Expenses shall be allocated as set forth in Section 4.3 of this Lease.

7.	Permitted Use (Article 5):

General office, research and development ("R&D"), product testing and storage use and ancillary uses, all of which shall be consistent with an office/R&D building, applicable Laws and Landlord's rules and regulations for the Project and the terms and conditions of this Lease.

8.	Security Deposit (Article 21):	$350,000.00.

9.	Parking Passes (Article 28)

Tenant shall have the right to utilize up to 409 unreserved parking passes (i.e., 3.7 passes for every 1,000 rentable square feet of the Premises). Tenant's parking rights are subject to the terms of Article 28 below.

10.	Address of Tenant (Section 29.18):	Inphi Corporation 2953 Bunker Hill Lane, Suite 300 Santa Clara, CA 95054 Attention: John Edmunds (Prior to Lease Commencement Date) and

Inphi Corporation 110 Rio Robles Drive San Jose, California 95124 Attention: John Edmunds (After Lease Commencement Date)

11.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12.	Broker(s) (Section 29.24):	CBRE, INC. (representing Landlord) And Colliers International, Inc. (representing Tenant)

13.	Tenant Improvement Allowance (Exhibit B):	$8,000,362.00 (i.e., $72.36 per rentable square foot in the Premises)..

The foregoing Summary of Basic Lease Information (the "Summary") is incorporated into and made a part of the Lease identified above. If any conflict exists between the Summary and the Lease, then the Lease shall control.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1         Premises, Building, Project and Common Areas.

1.1.1     The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Lease Term. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the Building, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas, as that term is defined in Section 1.1.2, below, or the elements thereof or of the accessways to the Premises or the Project. Except as specifically set forth in this Lease and in the Tenant Work Letter (the "Tenant Work Letter"), Tenant shall accept the Premises in its existing, "as is" condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that Tenant has accepted the Premises in its condition as of the date of such occupancy and that the Premises and the Building were at such time in good and sanitary order, condition and repair.

1.1.2     Common Areas. Tenant shall have the non-exclusive right to use in common with Landlord and other tenants in the Project, and subject to the Rules and Regulations (as that term is defined in Article 5 of this Lease), those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, including, without limitation, the Project Parking Facilities (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project (including the Common Areas).

1.2     Stipulation of Rentable Square Feet of Premises, Building and Project. For purposes of this Lease, "rentable square feet" of the Premises shall be deemed as set forth in Section 2.2 of the Summary, the rentable square feet of the Building shall be deemed as set forth in Section 2.1 of the Summary, and the rentable square feet of the Project shall be deemed as set forth in Section 6 of the Summary, each of which shall be final and binding.

1.3     Right of First Refusal. Landlord hereby grants to the Original Tenant and its "Permitted Transferee Assignee" (as that term is defined in Section 14.8 below), a one-time right of first refusal (the "Right of First Refusal") with respect to the 22,347 rentable square feet within the remainder of the 130 Building shown on Exhibit A-2 attached hereto (the "First Refusal Space"). As of the date hereof, the First Refusal Space is vacant and such Right of First Refusal shall commence only upon Landlord's reasonable determination ("Availability Determination") that Landlord and another potential tenant have reached agreement on the terms pertaining to such tenant's lease of all or any portion of the First Refusal Space that both Landlord and the potential tenant are willing to accept, as certified to, in good faith, by Landlord in the First Refusal Notice.

1.3.1     Procedure for Offer; Procedure for Acceptance. Subject to the TCCs of this Section 1.3, Landlord shall notify Tenant (the "First Refusal Notice") promptly following the Availability Determination and pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the entire First Refusal Space, which First Refusal Notice shall also specify the increase to the Security Deposit required in connection with Tenant's lease of the First Refusal Space. Landlord's determination of the amount of the increase to the Security Deposit shall be made by reviewing the extent of financial security then generally being imposed in comparable transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants); provided that in no event shall the increased amount of the Security Deposit be less than the last month of Base Rent payable by Tenant during the First Refusal Term. If Tenant wishes to exercise Tenant's Right of First Refusal, then within eight (8) business days of delivery of the First Refusal Notice to Tenant, Tenant shall have the right to deliver notice to Landlord ("Tenant's First Refusal Exercise Notice") of Tenant's election to exercise its right of first refusal with respect to the entire First Refusal Space. If Tenant does not deliver Tenant's First Refusal Exercise Notice within the eight (8) business day period, then Landlord shall be free to enter into a lease ("Third Party Lease") for the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's Right of First Refusal shall terminate.

1.3.2     Expansion Commencement Date; Expiration Date. The commencement date of the Lease Term (the "First Refusal Commencement Date") with respect to the First Refusal Space shall be the date set forth in the First Refusal Notice, but not less than six (6) full calendar months after Landlord’s delivery of the First Refusal Space to Tenant for the purpose of constructing Tenant's improvements therein. Tenant's lease of the First Refusal Space shall expire coterminously with the remainder of the Premises on the Lease Expiration Date. The term of Tenant's lease of the First Refusal Space shall be referred to herein as the "First Refusal Term".

1.3.3     First Refusal Rent. Commencing as of the First Refusal Commencement Date, and continuing throughout the First Refusal Term, Tenant shall pay Base Rent with respect to the First Refusal Space, in the same per rentable square foot amount as is then applicable to the initial Premises, and otherwise in accordance with the terms of Article 4 below. In addition, Tenant shall be entitled to receive Base Rent abatement applicable to the next Base Rent due and owing under this Lease with respect to the First Refusal Space after the First Refusal Commencement Date in the number of months equal to (a) six (6), and (b) a percentage (such percentage is the "First Refusal Percentage"), which may be expressed as a fraction, the numerator of which shall have a number equal to the total number of full calendar months in the First Refusal Term, and the denominator of which shall be ninety (90). Commencing as of the First Refusal Commencement Date, and continuing throughout the Lease Term, Tenant shall pay Tenant's Share of Direct Expenses with respect to the First Refusal Space, that arise or accrue during such period in accordance with the terms of Article 4 below, provided, however, "Tenant's 130 Building Share" shall increase to 100%, and Tenant's Project Share shall increase to 36.05% (i.e, the percentage obtained by dividing the number of rentable square feet in the First Refusal Space and the initial Premises as stated above by the 376,989 rentable square feet in the Project).

1.3.4     Construction of First Refusal Space. The construction of improvements in the First Refusal Space shall comply with the terms of the Tenant Work Letter, provided, however, (i) in lieu of the Tenant Improvement Allowance specified in the Tenant Work Letter in connection with the Premises, Tenant shall be entitled to a tenant improvement allowance equal to the $65.00 per rentable square foot of the First Refusal Space multiplied by the First Refusal Percentage (the "First Refusal Improvement Allowance"), (ii) for purposes hereof, all references in the Tenant Work Letter to (A) the "Premises" shall be deemed to refer to the "First Refusal Space", (B) the "Lease Commencement Date" shall be deemed to refer to the "First Refusal Commencement Date", and (C) the "Tenant Improvement Allowance" shall be deemed to refer to the "First Refusal Improvement Allowance", (iii) the terms of Section 1.2 of the Tenant Work Letter shall not apply.

1.3.5     Parking for the Expansion Premises. In connection with the First Refusal Space, Tenant shall have the right to rent up to 3.7 parking passes for each 1,000 rentable square feet of the First Refusal Space (or such higher ratio as designated by Landlord in the First Refusal Notice), all of which parking passes shall otherwise be subject to the terms and conditions of this Lease.

1.3.6     Amendment to Lease. If Tenant timely exercises Tenant's right to lease First Refusal Space as set forth herein, then, within fifteen (15) business days thereafter, Landlord and Tenant shall use commercially reasonable efforts to execute an amendment adding such First Refusal Space to this Lease (the "First Refusal Amendment") upon the same terms and conditions as the initial Premises, except as otherwise set forth in this Section 1.3. Concurrently with Landlord's and Tenant's mutual execution and delivery of the First Refusal Amendment, Tenant shall provide an increase to the Security Deposit in the amount specified in the First Refusal Notice and first month's Base Rent applicable to the First Refusal Space. Notwithstanding the foregoing, the failure of Landlord and Tenant to execute and deliver such amendment shall not affect an otherwise valid exercise of Tenant's first refusal right or the parties' rights and responsibilities in respect thereof.

1.3.7     Termination of Right of First Refusal. The Right of First Refusal shall be personal to the Original Tenant and its Permitted Transferee Assignee, and may only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any assignee, sublessee or other transferee of Tenant's interest in this Lease) if Tenant is not then in default under this Lease. The Right of First Refusal granted herein shall terminate upon (i) Tenant's failure to timely exercise its Right of First Refusal, (ii) Tenant's monetary or material default under this Lease (beyond the applicable notice and cure periods) more than twice during the Lease Term, (iii) the date of Tenant's Transfer (as defined in Section 14.1 below) of more than twenty-five percent (25%) of the Premises, (iv) the date that Tenant vacates or abandons more than twenty-five percent (25%), in the aggregate, of the Premises for more than thirty (30) consecutive days, other than as a result of Alterations performed pursuant to Article 8 below or relating to a Casualty pursuant to Article 11 below, and (v) the date when less than thirty-six (36) months remain in the Lease Term, unless Tenant delivers its Option Exercise Notice (as defined in Section 2.2.3 below) as to any then-remaining extension option (and with respect to the entire Premises) concurrently with Tenant's notice of its election to lease the First Refusal Space (the parties acknowledging that Tenant shall be entitled to deliver its Option Exercise Notice concurrently therewith, notwithstanding the "earlier of" time period restriction set forth in Section 2.2.3 below).

1.4     Right of First Refusal for 90 Building. Landlord hereby grants to the Original Tenant and its Permitted Transferee Assignee, a one-time right of first refusal (the "90 Building Right of First Refusal") with respect to the 54,074 rentable square feet (the "90 Building First Refusal Space") within the building located at 90 Rio Robles, San Jose, California (the "90 Building"). As of the date hereof, the 90 Building First Refusal Space is vacant.

1.4.1     Procedure for Offer; Procedure for Acceptance. Subject to the TCCs of this Section 1.4, Landlord shall notify Tenant (the "90 Building First Refusal Notice") promptly following Landlord's reasonable determination that Landlord and another potential tenant have reached agreement on the Economic Terms pertaining to such tenant's lease of all or any portion of the 90 Building First Refusal Space that both Landlord and the potential tenant are willing to accept, as certified to, in good faith, by Landlord in the 90 Building First Refusal Notice ("Third Party Agreement"), and pursuant to such 90 Building First Refusal Notice, Landlord shall offer to lease to Tenant the entire 90 Building First Refusal Space, on the Economic Terms set forth in the Third Party Agreement, which 90 Building First Refusal Notice shall also specify the increase to the Security Deposit required in connection with Tenant's lease of the 90 Building First Refusal Space. The term "Economic Terms" shall mean (a) the rental rate (including additional rent applicable thereto); (b) the amount of any improvement allowance or the value of any work to be performed by Landlord in connection with the lease of such 90 Building First Refusal Space; (c) the amount of free rent; (d) the amount of parking passes available for Tenant to rent and (e) any other monetary concessions applicable to Tenant's lease of the 90 Building First Refusal Space. Landlord's determination of the amount of the increase to the Security Deposit shall be made by reviewing the extent of financial security then generally being imposed in comparable transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants); provided that in no event shall the increased amount of the Security Deposit be less than the last month of Base Rent payable by Tenant during the First Refusal Term. If Tenant wishes to exercise Tenant's 90 Building Right of First Refusal, then within three (3) business days of delivery of the 90 Building First Refusal Notice to Tenant, Tenant shall have the right to deliver notice to Landlord ("Tenant's First Refusal Exercise Notice") of Tenant's election to exercise its 90 Building Right of First Refusal with respect to the entire 90 Building First Refusal Space. If Tenant does not deliver Tenant's First Refusal Exercise Notice within the three (3) business day period, then Landlord shall be free to enter into a lease ("Third Party Lease") for the space described in the 90 Building First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's 90 Building Right of First Refusal shall terminate.

1.4.2     Expansion Commencement Date; Expiration Date. The commencement date of the Lease Term (the "First Refusal Commencement Date") with respect to the 90 Building First Refusal Space shall be the date set forth in the 90 Building First Refusal Notice. Tenant's lease of the 90 Building First Refusal Space shall expire on the date set forth in the 90 Building First Refusal Notice. The term of Tenant's lease of the 90 Building First Refusal Space shall be referred to herein as the "First Refusal Term".

1.4.3     First Refusal Rent. Commencing as of the First Refusal Commencement Date, and continuing throughout the First Refusal Term, Tenant shall pay rent with respect to the 90 Building First Refusal Space, in accordance with the terms set forth in the 90 Building First Refusal Notice.

1.4.4     Construction of 90 Building First Refusal Space. Except as otherwise expressly identified in the 90 Building First Refusal Notice, Tenant shall take the 90 Building First Refusal Space in its "as is" condition.

1.4.5     Amendment to Lease. If Tenant timely exercises Tenant's right to lease 90 Building First Refusal Space as set forth herein, then, within fifteen (15) business days thereafter, Landlord and Tenant shall use commercially reasonable efforts to execute an amendment adding such 90 Building First Refusal Space to this Lease (the "First Refusal Amendment") upon the same terms and conditions as the initial Premises, except as otherwise set forth in this Section 1.4. Concurrently with Landlord's and Tenant's mutual execution and delivery of the First Refusal Amendment, Tenant shall provide an increase to the Security Deposit in the amount specified in the 90 Building First Refusal Notice and first month's Base Rent applicable to the 90 Building First Refusal Space. Notwithstanding the foregoing, the failure of Landlord and Tenant to execute and deliver such amendment shall not affect an otherwise valid exercise of Tenant's first refusal right or the parties' rights and responsibilities in respect thereof.

1.4.6     Termination of 90 Building Right of First Refusal. The 90 Building Right of First Refusal shall be personal to the Original Tenant and its Permitted Transferee Assignee, and may only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any assignee, sublessee or other transferee of Tenant's interest in this Lease) if Tenant is not then in default under this Lease. The 90 Building Right of First Refusal granted herein shall terminate upon (i) Tenant's failure to timely exercise its 90 Building Right of First Refusal, (ii) Tenant's monetary or material default under this Lease (beyond the applicable notice and cure periods) more than twice during the Lease Term, (iii) the date of Tenant's Transfer of more than twenty-five percent (25%) of the Premises, (iv) the date that Tenant vacates or abandons more than twenty-five percent (25%), in the aggregate, of the Premises for more than thirty (30) consecutive days, other than as a result of Alterations performed pursuant to Article 8 below or relating to a Casualty pursuant to Article 11 below, and (v) the date when less than thirty-six (36) months remain in the Lease Term, unless Tenant delivers its Option Exercise Notice as to any then-remaining extension option (and with respect to the entire Premises) concurrently with Tenant's notice of its election to lease the 90 Building First Refusal Space (the parties acknowledging that Tenant shall be entitled to deliver its Option Exercise Notice concurrently therewith, notwithstanding the "earlier of" time period restriction set forth in Section 2.2.3 below).

ARTICLE 2

LEASE TERM

2.1     In General. The terms and provisions of this Lease shall be effective as of the date of this Lease. The Lease Term shall commence on the Lease Commencement Date, and shall terminate on the Lease Expiration Date unless this Lease is sooner terminated as hereinafter provided. Tenant shall substantially complete construction of the Tenant Improvements prior to the Lease Commencement Date. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term: provided, however, that (i) the first Lease Year shall commence on the Lease Commencement Date and if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall end on the last day of the month immediately preceding the first anniversary of the Lease Commencement Date, and if the Lease Commencement Date is other than the first day of a calendar month, then the first Lease Year shall end on the last day of the eleventh (11th) calendar month following the date in which the Lease Commencement Date occurs, (ii) the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and (iii) the last Lease Year shall end on the Lease Expiration Date (even if such last Lease Year consists of less than twelve (12) months). At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof; however, the failure of the parties to execute such letter shall not defer the Lease Commencement Date or otherwise invalidate this Lease.

2.2         Option Terms.

2.2.1     Option Right. Landlord hereby grants to the originally named Tenant herein (the "Original Tenant") and any Permitted Transferee Assignee, two (2) options to extend the Lease Term for the entire Premises for a period of five (5) years each (each an "Option Term"). The options to extend shall be exercisable only by notice delivered by Tenant to Landlord as provided in Section 2.2.3, below, provided that, as of the date of delivery of such notice, Tenant has not received notice of default under this Lease (which then remains uncured). Upon the proper exercise of the option to extend, and provided that, at Landlord's option, as of the end of the then-current Lease Term, Tenant is not in default under this Lease (beyond the applicable notice and cure period), the Lease Term shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the Original Tenant and its Permitted Transferee Assignee and may only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee or any sublessee or Transferee of Tenant's interest in this Lease) if the Original Tenant and any "Permitted Transferee" (as that term is defined in Section 14.8 below) has not Transferred any portion of the Premises within the 130 Building and has not Transferred more than fifty percent (50%) of the Premises within the 110 Building. In the event that Tenant fails to timely and appropriately exercise its option to extend in accordance with the terms of this Section 2.2, then the option to extend granted to Tenant pursuant to the terms of this Section 2.2 shall automatically terminate and shall be of no further force or effect. Tenant shall have no right to exercise its second option to extend the Lease Term if Tenant fails to timely and appropriately exercise its first option to extend in accordance with the terms of this Section 2.2.

2.2.1.1     Tenant's Right to Reduce Then Existing Premises.  Tenant shall have the right to include in its Option Exercise Notice (as that term is defined in Section 2.2.3 below) its election (the "Reduction Notice") to reduce the size of the then existing Premises pursuant to the terms and conditions of this Section 2.2.1.1 (the "Reduction Right"), and describes the area of the then existing Premises which Tenant elects to no longer lease (the "Downsized Space"), which Downsized Space shall, if at all, include only the portion of the Premises within the 130 Building.  The "Reduced Premises" shall be comprised of all of the Premises other than the Downsized Space (i.e., the entirety of the portion of the Premises within the 130 Building) (i.e., Tenant may renew as to the entire Premises or renew as to just the entirety of the Premises in the 110 Building and none of its Premises in the 130 Building).  If Tenant timely exercises the Reduction Right as set forth herein, and if Tenant elects to exercise the renewal right set forth in this Section 2.2, then Landlord and Tenant shall execute an amendment to the Lease, as amended, setting forth the rentable square footage of the Reduced Premises, and proportionately adjusting the Base Rent, Tenant's Share, Tenant's parking allocation, and all other terms of this lease that are based on the rentable square footage of the Premises effective as of the first (1st) day of the applicable Option Term, within twenty (20) days after Landlord's receipt of the Option Exercise Notice.  If Tenant elects to exercise the Reduction Right pursuant to the terms of this Section 2.2.1.1, then Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended, with respect to the Downsized Space as of the first (1st) day of the applicable Option Term, except for those obligations set forth in this Lease which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease prior to the first (1st) day of the applicable Option Term, with respect to the Downsized Space.  In the event that Tenant fails to vacate, and surrender and deliver to Landlord exclusive possession of the Downsized Space, free of all subleases, prior to the first (1st) day of the applicable Option Term in the condition required by this Lease, then, except as may otherwise be agreed to by the parties at such time, the provisions of Article 16 of this Lease shall apply with respect to the Downsized Space.  If Tenant fails to timely exercise the Reduction Right pursuant to the terms of this Section 2.2.1.1, then such Reduction Right shall terminate and be of no further force or effect with respect to the then-current extension option (but shall remain applicable to any remaining extension option, if any).

2.2.2     Option Rent. The Rent payable by Tenant during the applicable Option Term (the "Option Rent") shall be equal to the Market Rent, as such Market Rent is determined pursuant to Exhibit F, attached hereto.

2.2.3    Exercise of Options. The options contained in this Section 2.2 shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant shall deliver written notice (the "Option Exercise Notice") to Landlord not more than fifteen (15) months nor less than eleven (11) months prior to the expiration of the then-current Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord shall, within thirty (30) days following Landlord's receipt of the Option Exercise Notice, deliver notice (the "Option Rent Notice") to Tenant setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, whether or not Tenant has delivered an Option Exercise Notice, Tenant shall, on or before the date occurring on the earlier of (a) thirty (30) days after Tenant's receipt of the Option Rent Notice and (b) the date that is nine (9) months prior to the expiration of the then-current Lease Term, deliver written notice thereof to Landlord ("Option Exercise Notice"), and upon, and concurrent with, such exercise, Tenant may, at its option, accept or reject the Option Rent set forth in the Option Rent Notice. If Tenant exercises its option to extend the Lease but fails to accept or reject the Option Rent set forth in the Option Rent Notice, then Tenant shall be deemed to have accepted the Option Rent set forth in the Option Rent Notice. If Tenant delivers the Option Exercise Notice on a timely basis as required by subsection (iii) above, without prior delivery of the Option Exercise Notice, then the Option Rent shall be determined in accordance with Section 2.2.4 below.

2.2.4     Determination of Option Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Option Rent Notice pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term (the "Outside Agreement Date"), then the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.4. Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.4, below.

2.2.4.1     Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, real estate broker or real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of single and two-story office/R&D properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

2.2.4.2     The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord nor Tenant nor either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.

2.2.4.3     Within ten (10) days following the appointment of the Neutral Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following:

2.2.4.3.1     Each of Landlord's and Tenant's best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;

2.2.4.3.2     An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

2.2.4.3.3     Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.2.4.3.4     That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective determination of Option Rent (the "Briefs");

2.2.4.3.5     That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's Brief (the "First Rebuttals"); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted;

2.2.4.3.6     That within five (5) business days following the parties' receipt of each other's First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's First Rebuttal (the "Second Rebuttals"); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party's First Rebuttal and shall identify clearly which argument or fact of the other party's First Rebuttal is intended to be rebutted;

2.2.4.3.7     The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party's applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.2.4.3.8     That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9     That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.2.4.3.10     The specific persons that shall be allowed to attend the arbitration;

2.2.4.3.11     Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Tenant's Initial Statement");

2.2.4.3.12     Following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Landlord's Initial Statement");

2.2.4.3.13     Following Landlord's Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord ("Tenant's Rebuttal Statement");

2.2.4.3.14     Following Tenant's Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;

2.2.4.3.15     That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's submitted Option Rent is closer to the Option Rent;

2.2.4.3.16     That following notification of the Ruling, Landlord's or Tenant's submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and

2.2.4.3.17     That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

2.2.5     In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the applicable Option Term, Tenant shall be required to pay the Option Rent, initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

ARTICLE 3

BASE RENT

3.1     In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check, ACH or wire transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, Base Rent in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant's execution of this Lease, however, if the Lease Commencement Date is not the first day of a calendar month, then the Base Rent payment for such fractional calendar month at the beginning of the Lease Term shall be due by Tenant on the Lease Commencement Date. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2     Base Rent Abatement. Provided that no Event of Default is then occurring and continuing, subject to the terms of this Section 3.2 below, during the six (6) month period commencing on the first (1st) day of the first (1st) full calendar month of the Lease Term and ending on the last day of the sixth (6th) full calendar month of the Lease Term (the "110 Building Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the portion of the Premises consisting of 87,608 rentable square feet of space in the 110 Building, and during the twelve (12) month period commencing on the first (1st) day of the first (1st) full calendar month of the Lease Term and ending on the last day of the twelfth (12th) full calendar month of the Lease Term (the "130 Building Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the portion of the Premises consisting of 22,954 rentable square feet of space in the 130 Building (collectively, the "Base Rent Abatement"). Landlord and Tenant acknowledge that the aggregate amount of the Base Rent Abatement equals $2,002,740.00. Tenant acknowledges and agrees that during such Base Rent Abatement Period, such abatement of Base Rent for the Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement. Additionally, Tenant shall be obligated to pay all "Additional Rent" (as that term is defined in Section 4.1 of this Lease) during the Base Rent Abatement Period, except as otherwise set forth in Section 4.1 below). Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Rent and perform the terms and conditions otherwise required under this Lease. The abatement of Base Rent provided for herein is conditioned upon Tenant's full and timely performance of all of its obligations under this Lease. If at any time following the date hereof this Lease is terminated for any reason other than a default by Landlord or an event of Casualty or condemnation, then the dollar amount of the unapplied portion of abatement of Base Rent provided for herein as of the date of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term, and Tenant shall immediately be obligated to begin paying Base Rent, in addition to all other amounts due to Landlord under the Lease, for the Premises in full.

ARTICLE 4

ADDITIONAL RENT

4.1      General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Section 6 of the Summary and Section 4.2.1 below, respectively, of this Lease; provided, however, that in no event shall Tenant have any obligation to pay Tenant's 130 Building Share prior to the first (1st) anniversary of the Lease Commencement Date, but Tenant shall pay Tenant's 110 Building Share during such period. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms and conditions of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2         Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1     "Direct Expenses" shall mean Operating Expenses, and Tax Expenses, as that term is defined in Section 4.2.4.1 below.

4.2.2     "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.3     "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (except to the extent Tenant and the other tenants of the Project pay for such utilities directly on a submetered or metered basis), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program, or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building or Project, including, without limitation, any covenants, conditions and restrictions affecting the Project, development agreements, development and disposition agreements, and reciprocal easement agreements affecting the Project, and any agreements with transit agencies affecting the Project (collectively, "Underlying Documents"); (vi) subject to exclusion (22) below fees and other costs, including reasonable management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project, including as relating to any business improvement district; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine, in accordance with sound real estate management and accounting principles, consistently applied, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are reasonably anticipated to reduce Operating Expenses, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required by Law or (E) to replace items which Landlord would be obligated to maintain under this Lease; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over its useful life as Landlord shall reasonably determine in accordance with sound real estate and management and accounting practices, consistently applied, except that any capital expenditure that is reasonably anticipated to reduce Operating Expenses may be amortized (including interest on the unamortized cost) over its recovery payback period to the extent of actual savings, if shorter; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Tax Expenses; and (xv) costs incurred in connection with the parking areas servicing the Project, as well as costs incurred in connection with the provision of any shuttle service serving the Project for the purpose of facilitating access to public transportation. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(1)     costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas);

(2)     except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(3)     costs for which the Landlord is reimbursed by insurance by its carrier or any tenant's carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(4)     any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(5)     costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(6)     the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project or portfolio manager (and in all cases shall be subject to the terms of this clause (f));

(7)     except for a Project management fee to the extent allowed pursuant to item (vi), above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, unaffiliated third parties on a competitive basis;

(8)     any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;

(9)     rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(10)     all costs, items and services for which Tenant or any other tenant or other occupant in the Project directly reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(11)     any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(12)     rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of Comparable Buildings (as that term is defined in Section 4 of Exhibit F), with adjustment where appropriate for the size of the applicable project;

(13)     costs arising from the gross negligence or willful misconduct of Landlord;

(14)     costs incurred to comply with laws (including laws relating to Hazardous Material) which violation of law was in existence in the Building or on the Project prior to the Lease Commencement Date; and costs incurred to remove, remedy, contain, or treat Hazardous Material, which Hazardous Material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project;

(15)     amount paid as ground rental for the Project by the Landlord;

(16)     interest, principal, penalties, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Project;

(17)     interest, fines or penalties for late payment or violations of applicable Laws by Landlord, except to the extent incurring such expense is caused by a corresponding late payment or violation of an applicable Law by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

(18)     legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project;

(19)     advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs;

(20)     tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due;

(21)     costs arising from latent defects in the base, shell or core of the Building or improvements installed by Landlord or repair thereof;

(22)     fees payable by Landlord for management of the Project in excess of three percent (3%) (the "Management Fee Cap") of Landlord's gross rental revenues, which, to the extent that such fees calculated on such basis, are adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying full rent (as contrasted with free rent, partial rent, abated rent or similarly discounted rent), including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof;

(23)     costs arising from Landlord’s charitable or political contributions;

(24)     the cost of acquiring sculptures, paintings or other objects of fine art in the Building or the Project;

(25)     any finder’s fees, brokerage commissions, job placement costs or job advertising cost, other than with respect to any maintenance or administrative personnel serving the Project, once per year;

(26)     the costs of any flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of the Project;

(27)     the cost of any magazine, newspaper, trade or other subscriptions;

(28)     the cost of training or incentive programs, other than with respect to any maintenance or administrative personnel serving the Project; and

(29)     the costs of repairing and maintaining the foundation, floor ceiling slabs, roof structure (excluding the roof-membrane) and exterior concrete wall of the Building.

4.2.4      Taxes.

4.2.4.1     "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used by Landlord in connection with the Project, or any portion thereof, and including estimated amounts based on pending but uncompleted reassessments of the Project, as reasonably determined by Landlord), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. Tax Expenses shall include, without limitation:

(1)     Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof;

(2)     Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies;

(3)     Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and

(4)     Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.4.2     Any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.4 (except as set forth in Section 4.2.4.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease. Notwithstanding anything to the contrary set forth in this Lease, except as set forth in Section 4.2.4.3 below, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an Event of Default (as that term is defined in Section 19.1 below) under this Lease. Notwithstanding the foregoing, except as set forth in Section 4.2.4.3 below, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.4.3     Tenant's Right to Contest Tax Expenses. Notwithstanding anything to the contrary in this Lease, except as otherwise set forth in this Section 4.2.4.3, below, Tenant shall not have the right to institute proceedings to reduce Tax Expenses or file any such proceeding without Landlord's consent. Tenant may request from Landlord whether or not Landlord intends to file an appeal of any portion of Tax Expenses which are appealable by Landlord (the "Appealable Tax Expenses") for any tax fiscal year. Landlord shall deliver written notice to Tenant within ten (10) days after such request indicating whether Landlord intends to file an appeal of Appealable Tax Expenses for such tax fiscal year. If Landlord indicates that Landlord will not file an appeal of such Tax Expenses, then Tenant may provide Landlord with written notice ("Appeals Notice") at least thirty (30) days prior to the final date in which an appeal must be filed, requesting that Landlord file an appeal. Upon receipt of the Appeals Notice, but subject to the terms and conditions of this Section 4.2.4.3 below, Landlord shall promptly file such appeal and thereafter Landlord shall diligently prosecute such appeal to completion. Tenant may at any time in its sole discretion direct Landlord to terminate an appeal it previously elected pursuant to an Appeals Notice. In the event Tenant provides an Appeals Notice to Landlord and the resulting appeal reduces the Tax Expenses for the tax fiscal year in question as compared to the original bill received for such tax fiscal year and such reduction is greater than the costs for such appeal, then the costs for such appeal shall be included in Tax Expenses and passed through to Tenant when funds are actually received. Alternatively, if the appeal does not result in a reduction of Tax Expenses for such tax fiscal year or if the reduction of Tax Expenses is less than the costs of the appeal, then Tenant shall reimburse Landlord, within thirty (30) days after written demand, for any and all costs reasonably incurred by Landlord which are not covered by the reduction in connection with such appeal. Tenant's failure to timely deliver an Appeals Notice shall waive Tenant's rights to request an appeal of the applicable Tax Expenses for such tax fiscal year. In addition, Tenant's obligations to reimburse Landlord for the costs of the appeal pursuant to this Section shall survive the expiration or earlier termination of this Lease in the event the appeal is not concluded until after the expiration or earlier termination of this Lease. Upon request, Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Tax Expenses.

4.3         Method of Allocation.

4.3.1     Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, Direct Expenses are determined annually for the Project as a whole, and Landlord also makes a separate determination of Direct Expenses that are allocable to a particular Building.

4.3.2     Cost Pools. Landlord shall have the right, from time to time, to equitably and reasonably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and the retail space tenants of the Project, or may be implemented to reflect that certain services or amenities are not provided to certain types of space at the Project, in which event Tenant's Share of such services or amenities may be equitably adjusted to reflect the space to which such services or amenities are generally provided or attributable. The Direct Expenses within each such Cost Pool shall be reasonably allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4      Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.

4.4.1     Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within one hundred twenty (120) days following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for the particular Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (an "Excess"), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4, except as set forth in the last sentence of this Section 4.4.1. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant's Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than twenty-four (24) months following the expiration of any Expense Year (i.e. December 31 of the second year following the Expense Year), provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2     Statement of Estimated Direct Expenses. Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth in general major categories Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent deemed reasonably necessary by Landlord; provided, however, that (i) Landlord shall not revise the Estimated Statement delivered for an Expense Year more than once (1) during an Expense Year, and (ii) any such subsequent revision shall set forth on a reasonably specific basis any particular expense increase. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

4.5         Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1    Tenant shall be liable for and shall pay before delinquency, taxes levied or assessed against Tenant's equipment, furniture, fixtures and any other personal property (including any of Tenant's equipment or other property that may be located on or about the Project (other than inside the Premises) (collectively, "Tenant's Off-Premises Equipment")) located in or about the Premises, the Building or the Project. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2     If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3    Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6       Landlord's Books and Records.  Within one hundred twenty (120) days after receipt of a Statement by Tenant (the "Audit Period"), if Tenant disputes the amount of Tenant's Share of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit without dependent upon the results of such audit] and evidence of such fee arrangement shall be delivered by Tenant to Landlord upon request, and agrees with Landlord in writing to maintain the results of such audit or inspection confidential, (C) agrees with Landlord in writing to maintain the results of such audit or inspection confidential, and (D) shall not currently (i.e., within the previous twelve (12) month period) be providing accounting and/or lease administration services to another tenant in the Project in connection with a review or audit by such other tenant of similar expense records), designated and paid for by Tenant and reasonably approved by Landlord, may, after reasonable notice to Landlord and at reasonable times within the Audit Period, audit Landlord's records with respect to the Tenant's Share of Direct Expenses set forth in the Statement at Landlord's corporate offices, provided that (i) Tenant is not then in default under this Lease, (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be, and (iii) Tenant shall pay, after the first sixteen hours of such audit or inspection, $150 per each additional hour of Landlord's or the building manager's employee time devoted to such inspection or audit to reimburse Landlord for its overhead costs allocable to the inspection or audit.  In connection with such audit, Tenant and Tenant's agents must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of Landlord's records, and shall execute a commercially reasonable confidentiality agreement regarding such audit.  Any audit report prepared by Tenant's certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period.  Tenant's failure to audit the amount of the Excess set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement.  If after such audit, Tenant still disputes such Tenant's Share of Direct Expenses set forth in such Statement, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Accountant proves that the Excess in the subject Statement were overstated by more than four percent (4%), then the cost of the Accountant and the reasonable, actual, out-of-pocket costs of Tenant's initial audit shall be paid for by Landlord.  If such inspection or audit reveals that an error was made in the Direct Expenses previously charged to Tenant, then Landlord shall refund or credit to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof. Tenant may not conduct an inspection or have an audit performed more than once during any calendar year.  Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable Laws to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.  Tenant's right to audit Landlord's records as set forth in this Section 4.6 shall be personal to Tenant and may not be exercised by any sublessee or other Transferee of less than Tenant's entire interest in this Lease. This provision shall survive the expiration or earlier termination of this Lease.

ARTICLE 5

USE OF PREMISES

5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.

5.2     Prohibited Uses. Tenant further covenants and agrees that Tenant shall not commit waste, overload the Base Building and Tenant's Building Systems (as that term is defined in Section 7.2.1 below) or subject the Premises to use that would damage the Premises or use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto (the "Rules and Regulations"), or in violation of any applicable Laws. Tenant's use shall not result in an occupancy density for the Premises which is greater than the density allowed by applicable Laws. No Tenant Party (as that term is defined in Section 10.1 below) shall do or permit anything to be done in or about the Premises or the Project which will in any way damage the reputation of the Project, create extraordinary fire hazards, or result in an increased rate of insurance on the Project or its contents, or obstruct or interfere with the normal and customary use or operation of the Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise, vibration, odor of other undesirable effect emanating from the Premises or any machine or other installation therein or from any of Tenant's Off-Premises Equipment) or the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises, Tenant's Building Systems or any of Tenant's Off-Premises Equipment to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or the Project. Tenant shall not use any substantial portion of the Premises for a "call center," any other telemarketing use, or any credit processing use. Tenant shall comply with, and Tenant's rights and obligations under this Lease and Tenant's use of the Premises shall be subject and subordinate to, all Underlying Documents now or hereafter affecting the Project, and, upon request from Landlord, Tenant shall promptly recognize such Underlying Documents by executing a commercially reasonable form of recognition.

ARTICLE 6

SERVICES AND UTILITIES

6.1     Standard Tenant Services. Tenant shall be responsible for providing all services to the Premises, at Tenant's sole cost and expense, including the services stated below.

6.1.1     HVAC. Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Tenant shall operate and control the heating, ventilation and air conditioning systems serving the Premises ("HVAC").

6.1.2     Other Utilities. Tenant shall be responsible to either: (1) contract with, and pay directly to, the applicable utility provider for electricity, water, trash and sewer, and gas consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers), or (2) to pay directly to Landlord, and not as a part of Operating Expenses, for the cost of electricity, water, trash and sewer, and gas consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers), which usage of utilities shall either be separately metered or submetered or subject to reasonable and equitable allocation by Landlord amongst Tenant and any other tenant(s) of the 130 Building. If payments are made to Landlord, Tenant shall pay such costs within thirty (30) days after demand and as Additional Rent under this Lease (and not as part of the Operating Expenses).  If payments are made directly to the applicable utility provider, Tenant shall make such payments prior to delinquency. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If for any reason Tenant's use exceeds the capacity of the feeders to the Building or the risers or wiring installation, Tenant, in Tenant's sole discretion and at Tenant's expense, shall either promptly take all necessary action to increase the electrical capacity of the Building, in compliance with Article 8, or reduce its usage, so that it does not exceed the capacity of the applicable electrical components.

6.1.3     Janitorial; Landscaping. Tenant shall perform all janitorial services and other cleaning to the Premises in a manner generally consistent with the standards of Comparable Buildings. Landlord shall provide janitorial services and other landscaping services to the Common Areas, and window washing services in a manner consistent with other Comparable Buildings.

6.1.4     Elevators. Tenant shall operate all elevators in the 110 Building.

6.1.5     Security Systems. Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or the Project. Landlord hereby agrees that Tenant, at Tenant's expense, shall have the right to install a card key security system ("Tenant's Security System") to control access to the Premises. Any portion of Tenant's Security Systems located or visible outside of the Premises shall be subject to Landlord's prior review and approval (not to be unreasonably withheld). The installation of Tenant's Security System shall otherwise be deemed an Alteration and shall be performed pursuant to Article 8 of this Lease, below (or deemed a Tenant Improvement and constructed pursuant to the Tenant Work Letter). Tenant shall be solely responsible, at Tenant's sole cost and expense, for the installation, monitoring, operation and removal of Tenant's Security System. Tenant shall furnish Landlord with a copy of all key codes or access cards and Tenant shall ensure that Landlord shall have access to the Premises and the Building at all times, subject to Article 27 below. In no event shall Landlord be liable for, and Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses arising from, such system or the malfunctioning thereof in accordance with Tenant’s indemnity contained in Section 10.1 hereof.

6.1.6     Access. Subject to applicable Laws and the other provisions of this Lease, and except in the event of an emergency, Tenant shall have access to the Building, and the Premises twenty-four (24) hours per day, seven (7) days per week, every day of the year.

Tenant shall reasonably cooperate with Landlord at all times and abide by all reasonable, non-discriminatory regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2     Utility Information. Upon request from Landlord, from time to time, Tenant shall, within ten (10) days, provide to Landlord either permission to access Tenant's usage information from the utility service provider or copies of the utility bills for Tenant's usage of such services in a format reasonably acceptable to Landlord. Tenant shall promptly provide Landlord with a copy of all invoices for such services after Landlord's request.

6.3     Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises, constitute a breach of any implied warranty, or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4    Rooftop Rights. In accordance with, and subject to, the terms and conditions set forth in Article 8, below, and this Section 6.4, Tenant shall have the non-exclusive right to use the Building's roof for the installation and maintenance, at Tenant's sole cost and expense (subject to the application of the Tenant Improvement Allowance, as that term is defined in Section 2.1 of the Tenant Work Letter, to the extent permitted by the Tenant Work Letter), of satellite dishes/antennae or HVAC unit on the roof of the Building (and reasonable equipment and cabling related thereto) (all such equipment is defined collectively as the "Rooftop Equipment"). The physical appearance and all specifications of the Rooftop Equipment shall be subject to Landlord's approval, the location of any such installation of the Rooftop Equipment shall be designated by Landlord, and Landlord may require Tenant to install screening around such Rooftop Equipment, as designated by Landlord. Landlord shall have reasonable approval over any aspects of the Rooftop Equipment (including screening) if visible from the exterior of the Building. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. Tenant shall maintain such Rooftop Equipment, at Tenant's sole cost and expense. Tenant shall remove such Rooftop Equipment upon the expiration or earlier termination of the Lease, and shall return the affected portion of the rooftop and the Premises to the condition the rooftop and the Premises would have been in had no such Rooftop Equipment been installed (reasonable wear and tear excepted). Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage to any portion of the roof or roof membrane, specifically including any penetrations, in connection with Tenant's installation, use, maintenance and/or repair of such Rooftop Equipment, and Landlord shall have no liability therewith (except to the extent of property damage caused by Landlord's gross negligence and willful misconduct, subject to Section 10.5, below). Such Rooftop Equipment shall, in all instances, comply with applicable Laws.

6.5         Tenant's Generator.

6.5.1     In General. Subject to the terms hereof (including, without limitation, the Tenant Work Letter and Article 8 of this Lease, as applicable), applicable Laws, including any necessary government agency approvals, Tenant shall have the right, at Tenant's sole cost and expense, to install a standby power generator, fuel tank and enclosed generator pad (collectively, the "Generator") in the general area shown on Exhibit A-1 attached hereto serving the 110 Building (the "Generator Area"). For purposes of this Lease, the "Generator" shall be deemed to include, without limitation, all associated equipment, connections and/or facilities. All plans and specifications relating to the Generator shall be subject to the approval of Landlord in accordance with the Tenant Work Letter or Article 8, as applicable. Tenant shall provide and install vertical and horizontal standby power distribution conduits; as needed. Tenant shall integrate monitoring of any Generator with the Tenant's Building Systems and Landlord's Building Systems. Subject to the terms of this Section 6.5, Landlord shall permit Tenant, at its sole cost and expense, to install and maintain the Generator, all in compliance with applicable Laws. The cost of design (including engineering costs) and installation of the Generator and the costs of the Generator itself shall be Tenant's sole responsibility, or deducted from the Tenant Improvement Allowance pursuant to the terms of the Tenant Work Letter. Tenant acknowledges that to the extent that the Generator shall be visible from certain portions of the Building and/or Project, Landlord may require (in Landlord's reasonable discretion) that Tenant, at Tenant's sole cost and expense, install screening, landscaping or other improvements satisfactory to Landlord (in Landlord's reasonable discretion) in order to satisfy Landlord's aesthetic requirements in connection with the area surrounding the Generator, all at Tenant's sole cost and expense. The number of parking spaces occupied by the Generator shall be deducted from the number of parking passes available to Tenant in Section 9 of the Summary.

6.5.2     Operation and Maintenance of Generator. In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Building and Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Tenant shall be responsible, at Tenant's sole cost and expense, for all maintenance and repairs and compliance with applicable Law (including, without limitation, any San Jose Department of Public Health requirements imposed with respect to the fuel tank) with respect to the Generator, and Tenant acknowledges that Landlord shall have no responsibility in connection with the Generator and that Landlord shall not be liable for any physical damage that may occur with respect to the Generator (except to the extent of property damage caused by Landlord's gross negligence or willful misconduct, subject to Section 10.5, below). Without limitation of the foregoing provisions of this Section 6.5.2, all matters (including all plans and specifications) relating to the location, installation, connection, use, maintenance, repair, compliance with Laws, and removal of the Generator (including, without limitation, the manner and means of Tenant's connection of the Generator to the electrical systems of the Building) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's engineers, so that Landlord's Building Systems and Tenant's Building Systems or other components of the Building and the occupants of the Project are not adversely affected by the installation and operation of the Generator, and/or based upon other reasonable factors as determined by Landlord. Tenant shall provide Landlord with a copy of all permits, logs and maintenance records for the Generator within five (5) business days of Landlord's request. In the event that Tenant shall fail to comply with the requirements set forth herein, after notice and opportunity to cure as provided for in Section 19.1.2, without limitation of Landlord's other remedies, (i) Landlord shall have the right to terminate Tenant's rights with respect to the Generator, and/or (ii) Landlord shall have the right, at Tenant's sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within thirty (30) days following demand by Landlord, the amount expended by Landlord, plus Landlord's standard administration fee in an amount not to exceed three percent (3%) of the cost of the work. The Generator and Generator Area shall be deemed to be a part of the Premises for purposes of this Lease; provided, however, that the square footage of the Generator Area shall not be included in the rentable square footage of the Premises.

6.5.3     Removal of Generator. At Landlord's option, Landlord may require that Tenant remove the Generator and all related facilities and equipment and the pad upon the expiration or earlier termination of this Lease (or upon any earlier termination of Tenant's rights with respect to the Generator as provided hereunder), and repair all damage to the Building and/or Project resulting from such removal and restore all affected areas to their condition existing prior to the installation of the Generator, reasonable wear and tear excepted, all at Tenant's sole cost and expense. The foregoing obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 7

PROPERTY MANAGEMENT; REPAIRS AND MAINTENANCE

7.1     Property Management. Landlord and Tenant acknowledge and agree that Tenant shall be responsible for obligations related to the maintenance, repair and improvement of the Premises and Tenant's Building Systems in accordance with the following provisions of this Article 7.

7.1.1      Management Standards.

7.1.1.1     Professional Management. Tenant shall perform its duties under this Article 7 in a manner consistent with the standards followed by landlords or management companies of Comparable Buildings (the "Management Standard").

7.1.1.2     Site Operations Manager. The name, address, daytime and evening telephone and email addresses of the lead contact for Tenant's Engineers (the "Site Operations Manager") shall be furnished to Landlord and updated reasonably promptly if the same shall change. All matters pertaining to the employment or retention of independent contractors engaged by Tenant in connection with the performance of its duties under this Article 7 are the responsibility of Tenant, who shall in all respects be the contracting party with any independent contractor. At no time shall any independent contractors of Tenant and/or their employees be considered employees or independent contractors of Landlord.

7.1.1.3     Service Agreements. Tenant shall enter into service, repair and maintenance agreements for Tenant's Building Systems (collectively, the "Service Agreements"), upon the terms and conditions and with providers as required under Exhibit G of this Lease. Each Service Agreement shall be provided to Landlord prior to finalization and Landlord shall have the reasonable right to approve or disapprove of the form or contents of the Service Agreements or the persons or entities to be engaged thereunder within five (5) business days after receiving a copy of any such agreements from Tenant, provided, however, that Landlord's failure to respond during such period shall be deemed Landlord's approval thereof. Otherwise, within ten (10) business days of Landlord's request, Tenant shall deliver a copy of all current Service Agreements to Landlord.

7.1.2     Meeting Requirements. Upon request from Landlord, but not more frequently than quarterly, the Site Operations Manager shall be available for meetings with Landlord at the Building to conduct a full inspection of the condition of the Tenant's Building Systems and discuss Tenant's performance of its obligations under this Article 7, provided that either party shall have the right to call more frequent meetings to deal with emergency situations or if Landlord reasonably believes that Tenant is in breach of the terms of this Article 7.

7.1.3    Records and Reports Requirements. Landlord shall provide Tenant with copies of all warranties and guaranties in Landlord's possession relating to Tenant's Building Systems. Tenant shall perform its obligations under this Article 7 in a manner so as to not void or vitiate such warranties and guarantees, including, without limitation, using required contractors to perform work (including Tenant Improvements) affecting the HVAC system. All plans and specifications maintained by Tenant in connection with Tenant's Building Systems, and any warranties and guaranties and operating manuals relating to the Tenant's Building Systems (collectively, the "Building System Documents") shall become the property of Landlord, and such documents (but Tenant may retain copies thereof) shall be delivered to Landlord upon the expiration or earlier termination of the Lease Term or any termination of Tenant's management of the Tenant's Building Systems under this Article 7 or this Lease, to the extent not previously delivered to Landlord.

7.1.4     Tenant's Testing Obligations. Tenant shall operate, maintain, and test Tenant's Building Systems including all subsystems in any special areas as designated by Landlord, as required by the terms of this Lease and in a manner consistent with the Management Standard. Tenant shall conduct such testing and maintenance in accordance with applicable Laws.

7.1.5     Landlord's Inspection Rights. From time to time but no more than once per calendar quarter, Landlord shall have the right to inspect Tenant's records (including the Building System Documents) relating to the performance of Tenant's obligations under this Article 7. Tenant shall make such records reasonably available to Landlord within five (5) business days of receipt of a request therefor.

7.1.6     Tenant's Risk Management Obligations. Tenant shall promptly investigate and make a full timely written report to Landlord as to all alleged accidents known to Tenant and/or all claims for damages relating to the Tenant's Building Systems known to Tenant.

7.1.7     Tenant's Responsibilities Upon Termination of Tenant's Management of the Tenant's Building Systems under this Article 7. Upon the expiration or earlier termination of this Lease for any reason, or upon any termination of Tenant's management of Tenant's Building Systems under this Article 7 or this Lease, Tenant shall within ten (10) business days following receipt of a written request from Landlord, deliver the following to Landlord, or Landlord's appointed agent (except to the extent that any such item has already been delivered to Landlord).

7.1.7.1     At Landlord's option, an assignment to Landlord, or its nominee or designee, of all Service Agreements with third parties, to the extent assignable.

7.1.7.2     The Building System Documents (copies thereof where reasonably acceptable).

7.1.7.3     All tools and equipment originally delivered by Landlord to Tenant, subject to reasonable wear and tear and events of damage or destruction.

7.1.7.4     Copies of any repair and maintenance records.

7.1.7.5     Any other items in Tenant's possession or control which Landlord may reasonably require in taking over the management of Tenant's Building Systems.

7.1.7.6     The obligation of Tenant to deliver the foregoing shall survive the termination of Tenant's obligation to manage the Project.

7.2         Repair and Maintenance.

7.2.1    Tenant's Repair and Maintenance Obligations. Tenant shall, at Tenant's sole cost and expense, in a manner consistent with the Management Standard, (i) maintain, repair and improve, and pursuant to the specifications set forth in Exhibit H, attached hereto, all portions of the Building systems including the mechanical, electrical, plumbing, sprinkler and HVAC systems exclusively serving the Premises, provided, however, Tenant shall have no obligation to maintain, repair or improve the fire life safety systems (individually, a "Tenant Building System," and collectively, the "Tenant Building Systems"), and (ii) maintain, repair and improve the Premises, including all improvements, fixtures, equipment, interior window coverings, and flooring, furnishings therein. Upon request by Tenant, Landlord agrees to diligently enforce (or if assignable to Tenant, to assign to Tenant) any warranties relating to Tenant's Building Systems. Notwithstanding any provision to the contrary contained in this Lease, Tenant's obligations to comply with applicable Laws are set forth in Section 24.1 below, and not in this Section 7.2. At Landlord's option, if Tenant fails to make such repairs or improvements as required in this Section 7.2 with respect to Tenant's Building Systems, Landlord may, after written notice to Tenant, and after affording Tenant a reasonable time period within which to conduct such repair or improvement, and after providing Tenant a second notice setting forth Landlord's intention to engage in self-help (except in the event of an emergency, in which case no notice to Tenant shall be required), but need not, make such repairs and improvements to the Tenant Building Systems, and Tenant shall pay Landlord the reasonable cost thereof, including a reasonable percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and improvements forthwith upon being billed for same. Except as set forth in Section 7.4 below, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.2.2     Landlord's Maintenance Obligations. In addition to Landlord's obligations set forth in Sections 1.1.1 and 7.2.1 and the Tenant Work Letter, except to the extent the same is Tenant's obligation pursuant to Section 7.2.1 above, Landlord shall maintain, repair and improve, in good repair and in a manner consistent with the Management Standard, (i) the structural portions of the Building, including, without limitation, the foundation, floor/ceiling slabs, exterior slabs, roof (including the roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts, and fire stairwells (collectively, "Building Structure"), (ii) all portions of the Building fire life safety systems (the "Landlord Building Systems"), (iii) any Building systems not exclusively serving the Premises, and (iv) the Common Areas (including, without limitation, the Project Parking Facilitates, sidewalks and landscaping). Landlord's costs of performing its obligations under this Section 7.2 shall be included in Operating Expenses (except to the extent such costs are otherwise prohibited by the terms of Section 4.2.3 above, or otherwise payable directly by Tenant pursuant to this Lease). Any entry of the Premises by Landlord in connection with the foregoing shall be done consistent with the terms of Article 27 of this Lease. Notwithstanding the foregoing, the terms of Section 1.1.1 shall apply during the Warranty Period for any repairs required to the Landlord's Building Systems.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1     Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any electrical, mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than twenty (20) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which would (a) violate any applicable Law, (b) adversely affect (in the reasonable discretion of Landlord) or require any modification to Tenant's Building Systems or the Base Building or void any warranty on any Tenant's Building Systems or Base Building component or design, or (c) affect the (1) exterior appearance of the Project, (2) appearance of the Common Areas, (3) quiet enjoyment of other tenants or occupants of the Project, or (4) provision of services to other occupants of the Project. To the extent that Landlord grants Tenant the right to use areas within the Project, whether pursuant to the terms of this Lease or through plans and specifications subsequently approved by Landlord (and without implying that Landlord shall grant any such approvals), (A) in no event may Tenant use more than Tenant's Share of the areas within the Building or utility capacity made available by Landlord for general tenant usage for Tenant's installations and operations in the Premises (including chilled water, electricity, telecommunications room space, electrical room space, plenum space and riser space), and (B) Tenant shall comply with the provisions of this Section with respect to all such items, including Tenant's Off-Premises Equipment. All Alterations shall be constructed in accordance with any plans and specifications approved by Landlord, and shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord's acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations do not (i) adversely affect the Building Structure, Landlord's Building Systems, Tenant's Building Systems, or the exterior appearance of the Building, (ii) adversely affect the value of the Premises or Building, (iii) fail to comply with applicable Laws or cause another portion of the Project to fail to comply with applicable Laws, or (iv) cost more than One Hundred Thousand and 00/100 Dollars ($100,000.00) for a particular job of work per Lease Year and do not exceed more than Seven Hundred Thousand and 00/100 Dollars ($700,000.00) throughout the entire Lease Term (the "Cosmetic Alterations"). The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8, except as otherwise set forth in Section 8.5 below.

8.2     Manner of Performance; Base Building. Any Alterations and any repairs and maintenance described in Section 7.1 above, shall be performed only by licensed and reputable contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and reasonably approved by Landlord, provided that, Landlord may require Tenant to retain engineering consultants from a list provided to Tenant by Landlord relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety and sprinkler work of the Alterations. Tenant shall construct such Alterations and perform such maintenance and repairs in a good and workmanlike manner, in conformance with any and all applicable Laws (including all applicable permits and consents issued with respect to the Alterations or maintenance and repairs) and pursuant to a valid building permit, issued by the city or county in which the Building is located or other applicable governmental agency, all in conformance with Landlord's reasonable and non-discriminatory construction rules and regulations. All work under Section 7.1 above and this Article 8 which may affect the Base Building must be approved by the Project's engineer of record, at Tenant's expense, and if any work by Tenant affects or requires changes to the Base Building, then Landlord may elect, at Tenant's expense, to make such changes. The "Base Building" shall mean the Building Structure and Landlord's Building Systems. In performing any work under Section 7.1 above and this Article 8, Tenant shall have the work performed in such manner so as not to damage the Building or interfere with or obstruct access to the Project or any portion thereof, or business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, to the extent they are disturbing labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas; provided, however, prior to any such cessation, Landlord and Tenant shall use commercially reasonable efforts to establish protocols to reestablish and maintain labor harmony. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager an accurate reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3     Payment by Tenant. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) comply with Landlord's standard contractor's rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord the prevailing rate at the Building to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall pay Landlord's standard fee (not to exceed four percent (4%) of the costs of such work) and reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work, except in connection with a Cosmetic Alteration.

8.4     Construction Insurance. In addition to the requirements of Article 10 of this Lease, prior to the commencement of any Alterations and/or work performed under Section 7.1 above, Tenant shall provide Landlord with evidence that Tenant and all contractors and subcontractors carry "Builder's All Risk" insurance in an amount and with such companies approved by Landlord covering such Alterations, and such other insurance and endorsements as Landlord may reasonably require. All Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5     Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Notwithstanding the foregoing, Landlord may, by written notice to Tenant at the time of Landlord's approval of the proposed Alterations, Tenant Improvements or receipt of notice of Tenant's proposed Cosmetic Alteration, require Tenant, at Tenant's expense, to remove any Alterations, Tenant Improvements or Cosmetic Alterations and to repair any damage to the Premises and Building caused by such removal; provided, however, notwithstanding the foregoing, if within fifteen (15) business days following Landlord's receipt of Tenant's request for consent to such Alterations, Tenant Improvements or receipt of notice of Tenant's proposed Cosmetic Alterations, Landlord fails to notify Tenant with respect to the removal requirement regarding such Alterations, Tenant Improvements or Cosmetic Alterations, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Alterations, Tenant Improvements or Cosmetic Alterations. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the performance of any work under this Article 8 or installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of a Tenant Party, and shall protect, defend, indemnify and hold Landlord and its agents and representatives harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable Laws or required under this Lease) and provide Landlord with the identities, mailing addresses and telephone numbers of all contractors, and subcontractors, and all major materialmen or suppliers performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws, and Landlord may record, at its election, notices of non-responsibility pursuant to California Civil Code Section 8442 in connection with any work performed by Tenant. Tenant shall remove any such lien or encumbrance by payment and release or by bond or other security reasonably acceptable to Landlord within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Project, Building or Premises (or Landlord's interest therein) to any liens or encumbrances whether claimed by operation of law or express or implied contract or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1    Indemnification and Waiver. Notwithstanding any provision in this Lease to the contrary, Tenant hereby assumes all risk of damage to, destruction, loss, loss of use, or theft of property of, any Tenant Party located in or about the Project (including all of Tenant's Off-Premises Equipment), caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part, or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its managers and members, Additional Insureds (as that term is defined below), Landlord's and each of their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any risk assumed by Tenant pursuant to this Section 10.1. The term the "Additional Insureds" shall mean Landlord's Mortgagee (if any), Landlord's designated property manager, if any, FCP-RIOTECH, LLC, FCP MANAGEMENT, INC., RTP55 HOLDINGS, LLC, RTP55 MFM, LLC, RTP55 CIFM, LLC, WESTBROOK REAL ESTATE FUND X, L.P., WESTBROOK REAL ESTATE CO-INVESTMENT PARTNERSHIP, L.P., AND FOUR CORNERS PROPERTIES, LLC, any other parties reasonably designated by Landlord. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible, for damage to, any property of any Tenant Party located in or about the Project. Subject to Section 10.5, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all claims, demands, penalties, fines, liabilities, actions (including, without limitation, informal proceedings), settlements, judgments, costs, damages, and expenses (including, without limitation, court costs and attorneys' fees and costs) (each "Loss" and collectively, "Losses") of whatever kind or nature, known or unknown, contingent or otherwise incurred or suffered by or asserted against such Landlord Parties in connection with or arising from (a) any cause whatsoever in the Premises (including Losses resulting in whole or in part from the active negligence of the Landlord Parties), (b) any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant (collectively, "Tenant Parties" and each, individually a "Tenant Party") or any such person in, on or about the Project, (c) the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenant's Off-Premises Equipment, or (d) any breach of the terms of this Lease or other failure by Tenant to perform its obligations under this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord. Should any Landlord Parties be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2     Tenant's Compliance With Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises, or vacation of the Premises, causes any increase in the rate of insurance on the Building or its contents, and Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3     Tenant's Insurance. Effective as of the earlier of (i) the date Tenant enters or occupies and/or uses the Premises prior to the Lease Commencement Date or (ii) the Lease Commencement Date, and continuing throughout the Lease Term (and including any period of Tenant's holdover in the Premises pursuant to Article 16 below), Tenant shall, at its sole cost and expense, maintain the following coverages in the following amounts.

10.3.1     Property Insurance. Property Insurance insuring against any perils included within the classification "All Risk," including, without limitation, fire, windstorm, cyclone, tornado, hail, flood, water damage, earthquake, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicle, smoke damage, vandalism, malicious mischief, sprinkler leakage, and earthquake sprinkler leakage. Such insurance shall insure (i) all property owned by the Tenant or any other Tenant Party, for which Tenant is legally liable or that was installed at the expense of Tenant or any other Tenant Party, and which is located in, on or at the Premises or any other portion of the Project, including, without limitation all furniture, furnishings, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant and all of Tenant's Off-Premises Equipment, and any other personal property (ii) including the "Tenant Improvements", as that term is defined in the Tenant Work Letter, and any other improvements and betterments which exist in the Premises as of the Lease Commencement Date (excluding Tenant's Base Building and Landlord's Base Building) (the "Original Improvements"), and (iii) all other improvements and betterments, alterations and additions to the Premises. Such insurance shall be written on a Special Form basis, in an amount not less than one hundred percent (100%) of the full replacement cost value (with the exception of earthquake and flood insurance) and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2015, or subsequent statute, extension or reauthorization ("TRIPRA"), or is otherwise available at commercially reasonable rates).

10.3.2     Business Interruption Insurance. Business Interruption Insurance and Extra Expense on ISO coverage form CP 00 30 or equivalent reasonably acceptable to Landlord covering a minimum of at least twelve (12) months plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.1 above.

10.3.3    Commercial General Liability Insurance. Commercial General Liability Insurance on the current ISO CG 00 01 occurrence form (or any equivalent reasonably acceptable to Landlord) covering the insured against claims of liability arising out of the Lease, Tenant's operations including use, occupancy or maintenance of Premises, the Building, or the Project, or any portion of the foregoing, in the amount of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, which shall be endorsed to apply on a per location basis, covering bodily injury (including mental anguish) to or death of one or more persons and damage to tangible property (including loss of use), $1,000,000 Personal and Advertising Injury, and $2,000,000 Products – Completed Operations. Products – Completed Operations coverage shall be maintained for a minimum period equal to the greater of the three (3) years after substantial completion of the Tenant Improvements and/or the Lease Term (as applicable), or the period under which a claim can be asserted under the applicable statute of limitations and/or repose. Such policy shall insure the hazards of the Premises and Tenant's operations thereon and include, but not be limited to, coverage for independent contractors, blanket contractual liability (covering the performance by Tenant of its indemnity agreements and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease) including personal injury, ongoing and products - completed operations coverage, premises –operations hazard, host liquor liability, broad form property damage, and allow cross liability and provide a separate of insureds provision. The policy shall not include any exclusions or limitations other than those incorporated in the standard ISO policy form, or its equivalent.

10.3.4   Worker's Compensation. Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability with minimum limits of not less than $1,000,000 bodily injury each accident/$1,000,000 bodily injury by disease each employee/$1,000,000 bodily injury by disease policy limit.

10.3.5     Commercial Automobile Liability Insurance. Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.3.6     Liquor Liability. Prior to the sale, storage, use or giving away of alcoholic beverages on or from the Premises or Common Areas by Tenant or another person, Tenant, at its own expense, shall obtain and maintain Liquor Liability Insurance holding harmless and protecting Landlord and the Premises from and against any and all Losses arising under any present or future law, statute, or ordinance of the State of California or other governmental authority having jurisdiction over the Premises, by reason of any storage, sale, use or giving away of alcoholic beverages on or from the Premises and in a form as otherwise acceptable to Landlord (provided that Tenant shall have no such obligation to obtain any such coverage to the extent that such activities are covered under the host liquor liability insurance included in the insurance described in Section 10.3.3 above). Such policy shall have a minimum limit of not less than $5,000,000 per occurrence and in the aggregate for bodily injury (fatal or nonfatal) and property damage.

10.3.7    Umbrella and/or Excess Liability Insurance. Umbrella and/or Excess Liability Insurance follow form basis in an amount of not less than $10,000,000 per occurrence and $10,000,000 annual aggregate. Coverage shall be in excess of Commercial General Liability, Automobile Liability and Employer’s Liability Insurance, as well as Liquor Liability insurance policies with such coverage being concurrent to and not more restrictive than the underlying insurance. Such Umbrella/Excess policy shall be endorsed to provide primary and non-contributory coverage to Landlord and the Additional Insureds as required by this Lease. Tenant hereby expressly agrees that it is the specific intent of the parties that Tenant is required to provide Umbrella/Excess Liability coverage, whereby such coverage is vertically exhausted and not subject to any "horizontal exhaustion" rights any insurers issuing such insurance policies may have in regards to any insurance Landlord and/or any other Additional Insured might carry for its own benefit, or on behalf of other Additional Insureds. The limits of liability can be provided in a combination of a Commercial General Liability policy and an Umbrella and/or Excess Liability policy.

10.3.8     Additional Insurance Obligations. Increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be required by Landlord or Landlord's Mortgagee; provided, however, that in no event shall such new or increased amounts or types of insurance exceed that required of comparable tenants by landlords of Comparable Buildings.

10.4     Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, Additional Insureds, and any other party the Landlord so specifies, as an additional insured, with the exception of Worker's Compensation and Employers Liability per Section 10.3.4 above; (ii) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iii) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (iv) be in form and content reasonably acceptable to Landlord; and (v) Tenant shall provide Landlord no less than thirty (30) days' written notice prior to the cancellation, non-renewal, or material alteration of any of Tenant's Insurance policies. If the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service or consumption of alcoholic beverages), Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter, including liquor liability, if applicable, in such amounts as Landlord may reasonably require. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the date Tenant enters or occupies the Premises or, if earlier, the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. Further, Landlord shall have the right, from time to time, to request copies of policies of Tenant's insurance required hereunder, which Tenant shall thereafter provide within ten (10) business days. No review or approval of any insurance certificate or policy by Landlord shall derogate from or diminish Landlord's rights or Tenant's obligations hereunder. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof, plus Landlord's reasonable standard administrative fee, shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor. In addition, any such deductible or self-insured retention amount required under Tenant's insurance policies shall not exceed $25,000, unless otherwise approved by Landlord in writing. Any such deductible and self-insured retention amount shall be the sole responsibility of Tenant.

10.5       Waiver of Subrogation.

10.5.1     Property Insurance. Landlord and Tenant intend that their respective property loss risks, including business income and loss of rent insurance, shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. Tenant's waiver in this Section 10.5 also extends to the other Landlord Parties. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.5.2     Policies other than Property Insurance. Tenant waives all rights against Landlord and the other Landlord Parties, for recovery of damages occurring on and after the date on which this Lease is executed to the extent such damages are covered (or required to be covered) under any insurance policy carried (or required to be carried) by Tenant related to the Premises or this Lease (excluding property insurance, which is covered in Section 10.5.1 above). Tenant shall obtain endorsements effecting the foregoing waivers. If any other policy implicated by the waiver in this Section 10.5.2 does not allow Tenant to waive rights of recovery against others prior to a loss, Tenant shall obtain an endorsement effecting the applicable waiver.

10.6     Third-Party Contractors. Tenant shall obtain and deliver to Landlord, certificates of insurance evidencing Workers Compensation together with Employers Liability, Commercial General Liability, Automobile Liability, and Umbrella/Excess Liability Insurance in like form and amounts described under this Article 10, above and such insurance as otherwise may be required by Landlord from time to time, and applicable endorsements prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a "Third Party Contractor"). All such insurance shall (a) name Landlord, Additional Insureds, Tenant and any other party the Landlord so reasonably specifies, as an additional insured, if any, on a primary and non-contributory basis, which shall include, without limitation, ongoing and products-completed operations (such additional insured status shall be afforded by way of a scheduled endorsement at least as broad as ISO CG 20 38 04 13 (or its equivalent), as well as by way of scheduled endorsements at least as broad as the ISO endorsements CG 20 10 10 01 together with CG 20 37 10 01 (or their equivalent)), (b) all such insurance shall provide a waiver of subrogation in favor of Landlord, Additional Insureds, and Tenant. Each Third Party Contractor shall be solely responsible for each party's own property, tools, and equipment.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1     Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore Tenant's Building Systems, the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Tenant's Building Systems, Base Building and the Common Areas prior to the casualty, except for modifications required by applicable Law or by Landlord's Mortgagee or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3.1 of this Lease, and Landlord shall repair any injury or damage to any Alterations, the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Alterations, Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.

11.2     Landlord's Option to Repair; Tenant Termination Right. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, either the 110 Building or the 130 Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant one hundred twenty (120) days to vacate the Premises, but Landlord may so elect only if the either the 110 Building or the 130 Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises is affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within two hundred ten (210) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) Landlord's Mortgagee shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies; (iv) Landlord decides to rebuild either the 110 Building or the 130 Building or Common Areas so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred ten (210) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice.

11.3     Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932 and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project. No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant's business, or any annoyance, arising from any damage or destruction of all or any portion of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed by such party. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. No custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord or Tenant to insist upon the performance by the other party in strict accordance with the terms hereof. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, or if more than ten percent (10%) of the parking passes pertaining to the Building are taken and a comparable amount of alternative parking within the Project is not made available by Landlord, in each case for a period in excess of one hundred twenty (120) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file with the authority any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord or Landlord's Mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Article 13 shall be Tenant's sole and exclusive remedy in the event of any taking, and Tenant hereby waives any rights and the benefits of Section 1265.130 of The California Code of Civil Procedure ("CCP") or any other statute granting Tenant specific rights in the event of a taking which are inconsistent with the provisions of this Article 13. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and twenty (120) days or less, then this Lease shall not terminate but the Base Rent and Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1     Transfers. Tenant shall not, without the prior written consent of Landlord, assign, sublease, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty-five (25) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee and any Affiliates of Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer consent documents in connection with the documentation of Landlord's consent to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space. Any Transfer made in violation of this Article 14 shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute an Event of Default. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2     Landlord's Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space by assignment or sublease to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1     any Event of Default then exists and is continuing;

14.2.2     The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.3     The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease or which would materially increase Operating Expenses;

14.2.4     The Transferee is either a governmental or quasi-government agency, or subdivision or instrumentality thereof, or any other entity entitled to the defense of sovereign immunity or a non-profit organization;

14.2.5     The Transferee is not a party of adequate financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.6     The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.7     the proposed Transferee does not intend itself to occupy a substantial portion of the Subject Space;

14.2.8     the proposed Transferee or its Affiliates are currently or have in the past ten (10) years been involved in litigation with Landlord or any other Landlord Party; or

14.2.9     either the proposed Transferee, or any Affiliate of the proposed Transferee, (i) occupies space in the Project at the time of the request for consent or (ii) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project, provided that, in each instance, Landlord has comparable space in the Project available to lease.

Tenant hereby waives and releases its rights under Section 1995.310 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages, declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to sue for damages or terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant's proposed subtenant or assignee) who claim they were damaged by Landlord's wrongful withholding or conditioning of Landlord's consent. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a Transfer.

14.3     Transfer Premium. Subject to Section 14.8 below, if Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium" as that term is defined in this Section 14.3, received by Tenant from such Transferee. The "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any brokerage commissions in connection with the Transfer, and (iii) legal fees reasonably incurred in connection with the Transfer (collectively, "Tenant's Subleasing Costs"). The Transfer Premium shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. For purposes of calculating the Transfer Premium on a monthly basis, Tenant's Subleasing Costs shall be deemed to be expended by Tenant in equal monthly amounts over the entire term of the Transfer. The Transfer Premium shall be calculated for any period during which multiple sublease agreements are in effect (i.e., the term of such subleases have commenced) shall be determined as a total aggregate Transfer Premium for all such subleases. For the avoidance of doubt, the Transfer Premium shall not apply to a transfer of this Lease to any Permitted Transferee.

14.4     Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises, Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space; provided, however, notwithstanding anything to the contrary contained herein, in the event the Contemplated Transfer Space (together with all areas previously subleased by Tenant) makes up fifty percent (50%) or more of the rentable square feet of Premises within either the 110 Building or the 130 Building, then Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to terminate this Lease with respect to the entire Premises as of the Contemplated Effective Date. In the event of a recapture by Landlord, such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5     Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer, (iv) Tenant shall furnish upon Landlord's request a complete statement, confirmed by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of this Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space, Tenant and Transferee being jointly and severally liable therefor. In the event that Tenant subleases all or any portion of the Premises in accordance with the terms of this Article 14, Tenant shall cause such subtenant to carry and maintain the same insurance coverage terms and limits as are required of Tenant, in accordance with the terms of Article 10 of this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to the determination of any Transfer Premium, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than four percent (4%), Tenant shall pay Landlord's costs of such audit.

14.6     Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter) or a limited liability company, (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7     Attornment; Default. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 14.7. The provisions of this Section 14.7 shall be self-operative, and no further instrument shall be required to give effect to this provision. If Tenant shall be in default under this Lease (beyond the applicable notice and cure period), Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8     Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an Affiliate of Tenant as of the date of this Lease (an "Affiliate" shall mean entity which is controlled by, controls, or is under common control with, Tenant (as of the date of this Lease), but only so long as such transferee remains an Affiliate of Tenant), (B) an assignment of this Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (C) an assignment of this Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (C) of this Section 14.8 is hereinafter referred to as a "Permitted Transferee"), provided that (i) Tenant notifies Landlord at least five (5) business days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant delivers evidence of insurance as required under this Lease with respect to the Permitted Transferee, (iii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iv) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (v) such Permitted Transferee shall have a tangible net worth (not including intangibles, such as goodwill, as an asset) computed in accordance with generally accepted accounting principles, consistently applied sufficient to assure performance of all future obligations hereunder, (vi) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and (vii) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. The occurrence of a Transfer pursuant to this Section 14.8 shall not waive Landlord's rights as to any subsequent Transfers. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee." "Control", as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity. Notwithstanding any provision to the contrary contained herein, immediately following an assignment to a Permitted Transferee Assignee in accordance with the terms and conditions of subsections (B) and (C) of this Section 14.8, Tenant shall provide Landlord with financial statements of the Permitted Transferee Assignee pertaining to the period after the consummation of such assignment that are certified by the Permitted Transferee Assignee's chief financial officer or an independent certified public accountant which is a member of a nationally or regionally recognized certified public accounting firm. If, based on such financial statements, Landlord reasonably determines that such Permitted Transferee Assignee will not have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to Two Billion Eight Hundred Million Dollars ($2,800,000,000), then Landlord shall reasonably determine as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, and such determination shall be made by reviewing the extent of financial security then generally being imposed by landlords of Comparable Buildings from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of the Permitted Transferee Assignee in light of the responsibilities to be undertaken by the Permitted Transferee Assignee vis-à-vis such tenants of Comparable Buildings. If Landlord reasonably determines that any financial security is required in accordance with the immediately preceding sentence, then within thirty (30) days following Landlord's delivery thereof to Tenant, (A) the parties shall promptly enter into a commercially reasonable lease amendment documenting such financial security, and (B) Tenant shall provide such financial security to Landlord.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1     Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2     Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of Section 8.5 above and this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted, free of any liens or encumbrances and free of Hazardous Materials placed on the Premises by Tenant or Tenant Parties during the Lease Term. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, unattached equipment, unattached business and trade fixtures, free-standing cabinet work, movable partitions and walls and other articles of personal property owned by Tenant or installed or placed by a Tenant Party (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord unless Landlord requires such removal), and remove such alterations, additions, improvements, and Tenant's Off-Premises Equipment, as Landlord may require pursuant to Section 8.5 above. Tenant shall repair at its own expense all damage to the Premises and Building resulting from removal of the items described above. If Tenant fails to remove any property, including any of the property described above, Landlord may, at Landlord's option, (1) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord's rights in respect of the security interest granted hereunder or otherwise, (2) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations hereunder (including collection costs and attorneys' fees), plus interest thereon at the Default Rate, or (3) elect any of the actions described in clauses (1) and (2) above as Landlord may elect in its sole discretion. The provisions of this Article 15 shall survive the end of the Lease Term.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate of three hundred percent (300%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to (i) for the first (1st) two (2) months of such holdover, one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis), and (ii) thereafter, two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis), and in each instance, one hundred percent (100%) of all other Additional Rent due under this Lease (calculated on a per diem basis).  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord's express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises.  Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits and damages, resulting from such failure to vacate and deliver. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney's fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may reasonably be required by Landlord's Mortgagee or any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord required by Landlord's Mortgagee or any prospective mortgagee or purchaser. Any such certificate may be relied upon by Landlord's Mortgagee or any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that "controls" Tenant or is otherwise an "affiliate" of Tenant, as those terms are defined in Section 14.8 of this Lease) is publicly traded on a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant's obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

ARTICLE 18

SUBORDINATION

18.1     Subordination. Landlord shall use commercially reasonable efforts to deliver to Tenant a subordination non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit I (the "Initial SNDA") executed by Landlord's Mortgagee concurrently with Tenant's execution of this Lease. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a "Mortgage"), or any ground lease, master lease, or primary lease (each, a "Primary Lease"), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a "Landlord's Mortgagee"); provided, that Landlord shall obtain a subordination non-disturbance and attornment agreement from any future Landlord's Mortgagee in the standard form provided by such future Landlord Mortgagee, which requires such Landlord Mortgagee to accept this Lease, and not to disturb Tenant's possession, so long as an Event of Default has not occurred and be continuing, to be executed by Landlord, Tenant and Landlord's Mortagee. Any Landlord's Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) days after written request therefor such documentation, in recordable form if required, as a Landlord's Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord's Mortgagee's Mortgage or Primary Lease (including a commercially reasonable subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.

18.2     Attornment. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request.

ARTICLE 19

DEFAULTS; REMEDIES

19.1     Events of Default. In addition to any other Events of Default specified in this Lease, the occurrence of any of the following shall constitute a default of this Lease by Tenant (each, an "Event of Default"):

19.1.1     Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions; or

19.1.2     Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3     To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4     Abandonment or vacation of all or a substantial portion of the Premises by Tenant; or

19.1.5     The failure by Tenant to observe or perform according to the provisions of Articles 6, 10, 14, 17 or 18 of this Lease, or any breach by Tenant of any representations and warranties set forth in this Lease, where such failure continues for more than three (3) business days after notice from Landlord;

19.1.6     Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic's or construction lien filed against the Premises, the Building or the Project for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Section 8.3 or Article 9; or

19.1.7     Any notices to be provided by Landlord under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the CCP.

19.2     Remedies Upon Default. Upon the occurrence of any Event of Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1     Terminate this Lease upon written notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(A)     The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(B)     The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C)     The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D)     Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E)     At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2     Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3     Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under this Article 19, at law, in equity or pursuant to any other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof. Landlord's rights and remedies may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

19.3      Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4      Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5       Landlord Default.

19.5.1     In General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided in this Lease and at law or in equity and Tenant's remedies shall be cumulative and nonexclusive, except as otherwise expressly set forth in this Lease.

19.5.2     Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any material portion thereof, as a result of Landlord's negligence or willful misconduct in the performance of any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant's use of the Premises (each, an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord's receipt of any such notice (the "Eligibility Period") and Landlord does not diligently commence and pursue to completion the remedy of such Abatement Event, then the Base Rent, Tenant's Share of Direct Expenses, and Tenant's obligation to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant's business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of Direct Expenses for the entire Premises and Tenant's obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant's right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto. Such right to abate Base Rent and Tenant's Share of Direct Expenses shall be Tenant's sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event. Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to, apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined above). Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises and the transferee assumes Landlord’s obligations under this Lease, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute, and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s default of this Lease, as amended hereby, including, but not limited to, all damages or rent due upon termination of Lease pursuant to Section 1951.2 of the California Civil Code.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1     Interior Signs. Subject to Landlord's prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant may install identification signage anywhere in the Premises.

23.2     Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas.

23.3     Tenant's Exterior Signage. Subject to the terms and conditions of this Section 23.3, Tenant, at Tenant's sole cost and expense, shall have (i) the exclusive right (except to the extent provided in this Section 23.3 below) to install, repair and maintain signage depicting Tenant's name on the exterior of the 110 Building, and (ii) the non-exclusive right (except to the extent provided in this Section 23.3 below) to install, repair and maintain one (1) sign depicting Tenant's name on the exterior of the 130 Building (collectively, "Tenant's Signage"), each of the foregoing in the specific locations shown on Exhibit J attached hereto, and of a size and location permitted by applicable Laws, provided that Tenant's rights contained in this Section 23.5 may only be exercised by Original Tenant or its Permitted Transferee Assignee (and not any other assignee or any sublessee or other transferee of the Original Tenant's interest in this Lease). In no event shall Tenant have any right to Tenant's Signage upon the occurrence of an Event of Default. Tenant's Signage pertaining to a particular Building shall terminate upon Tenant's failure to lease the entirety of the Premises within such Building.

23.3.1     Tenant's Signage Specifications and Permits. Tenant's Signage shall set forth Tenant's name or logo. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact of Tenant's Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, without limiting other reasons for which Landlord may reasonably withhold its approval, it shall be deemed reasonable for Landlord to withhold its approval of Tenant's Signage if the same is inconsistent with, or otherwise not compatible with the quality, design and style of the Project, the Project signage program (as approved by the city in which the Building is located), or if such signage unreasonably interferes with the Building's exterior window cleaning systems. For purposes of this Section 23.3, the reference to "name" shall mean name, as the same may change from time to time, subject to Landlord's approval rights set forth herein. In addition, Tenant's Signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all applicable Laws and to the Underlying Documents, and the Project signage program. Landlord shall use commercially reasonable efforts, at no cost to Landlord, to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant's Signage. Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage initially, Tenant may continue its pursuit thereof and Tenant's and Landlord's rights and obligations under the remaining terms and conditions of this Lease shall be unaffected.

23.3.2     Cost and Maintenance. If Landlord grants its approval, Tenant shall erect Tenant's Signage in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with all Laws, regulations, restrictions (governmental or otherwise), and architectural guidelines in effect for the area in which the Building is located and the Project's signage program, so long as Tenant has received all requisite approvals thereunder (the "Sign Requirements"), and in a manner so as not to unreasonably interfere with the use of the Project grounds while such construction is taking place; thereafter, Tenant shall maintain Tenant's Signage in a good, clean and safe condition in accordance with the Sign Requirements, all at Tenant's sole cost and expense. For all purposes under this Lease, the Tenant's Signage shall be deemed to be included within the definition of Tenant's Off-Premises Equipment. Tenant's obligations under this Section 23.3 are cumulative and in addition to all other obligations of Tenant under this Lease. The costs of the actual signs comprising Tenant's Signage and the installation, design, construction, and any and all other costs associated with Tenant's Signage, including, without limitation, metering and utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. If the Tenant's Signage uses any electricity, Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring, and thereafter Tenant shall pay to Landlord the monthly electrical submeter charges throughout the Term. Should Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within ten (10) days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than ten (10) days to perform, Tenant shall commence such repairs and/or maintenance within such ten (10) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the cost (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and/or maintenance) of such work. Upon the expiration or earlier termination of this Lease (or earlier termination of Tenant's signage rights), Tenant shall, at Tenant's sole cost and expense, cause Tenant's Signage to be removed and shall cause the areas in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant's Signage (including the removal of any discoloration). If Tenant fails to timely remove such Tenant's Signage or to restore the areas in which such Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and/or maintenance) shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor. The terms and conditions of this Section 23.3 shall survive the expiration or earlier termination of this Lease.

23.3.3     Objectionable Name or Logo. To the extent Tenant desires to change its name and/or logo, or grants signage rights to any Transferee, any new name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is associated with services products or ideologies of a sexual nature or which are generally considered defamatory, or which has a business purposes of furthering a political candidacy, advancing a political stance, or is reasonably likely to incite protest (an "Objectionable Name"). The parties hereby agree that the name Inphi or any reasonable derivation thereof, shall not be deemed an Objectionable Name. Any changes to Tenant's signage shall be at Tenant's sole cost and expense.

ARTICLE 24

COMPLIANCE WITH LAW

24.1     Tenant's Compliance with Law Obligations. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement or any Underlying Document (each, a "Law" and collectively, "Laws") now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all applicable Laws (including the making of any alterations to the Premises required by applicable Laws) which relate to (i) Tenant's use of the Premises, (ii) the Alterations or the Tenant Improvements in the Premises, (iii) Tenant's Off-Premises Equipment, (iv) Tenant's Building Systems, and (v) the Base Building, but, as to the Base Building, provided, however, with respect to the Base Building, only to the extent such obligations are triggered by Tenant's Alterations, the Tenant Improvements, the installation, maintenance or operation of Tenant's Off-Premises Equipment or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the Laws described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

24.2     Landlord's Compliance with Law Obligations. Landlord shall comply with all applicable Laws relating to the Base Building, provided that compliance with such applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith (i) would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, (ii) would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees, or (iii) would materially and adversely affect Tenant's use of the Premises for the Permitted Use or materially interfere with Tenant's business operations being conducted at the Premises. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Section 4.2.3 above.

24.3     Disabilities Acts. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (i) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the "Disabilities Acts") in the Premises during the Lease Term, and (ii) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas of the Building, and the Base Building (provided, that, with respect to Landlord's Building Systems, only with respect to applicable Laws that were enacted, modified or initially enforced prior to the date of Landlord's delivery of the Premises to Tenant) other than compliance that is necessitated by the use of the Premises for other than general office use or a typical office density or as a result of any alterations or additions, including the Tenant Improvements, made by or on behalf of a Tenant Party (which risk and responsibility shall be borne by Tenant).

24.4     Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (ii) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (iii) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or the Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, then Tenant shall pay to Landlord a late charge equal to the greater of (a) five percent (5%) of the overdue amount and (b) $250.00, plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15, published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points (the "Default Rate"). In no event, however, shall the charges permitted under this Article 25 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful commercial rate of interest.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1     Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1 Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2     Tenant's Reimbursement. In addition to any other obligation of Tenant hereunder, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all Losses; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon at least one (1) business day prior written notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) make such alterations, improvements, additions or repairs to all or any portion of the Premises, the Base Building or the Project as Landlord shall desire or deem necessary, or as Landlord may be required to perform under applicable Laws, or by any governmental or quasi governmental authority, or by court order or decree. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Except with respect to clause (B), above, Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant's business in connection with such entries into the Premises. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

PARKING

Tenant shall be entitled to use throughout the Lease Term, commencing on the Lease Commencement Date, the amount of unreserved parking passes set forth in Section 9 of the Summary, unless reduced pursuant to the last sentence of Section 6.5.1 above, all of which parking passes shall pertain to the Project Parking Facilities. Tenant shall not be obligated to pay to Landlord (or its designee) for the use of the parking passes. Notwithstanding the foregoing, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the Project Parking Facilities by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the Project Parking Facilities, including any sticker or other identification system established by Landlord and there being no Event of Default. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project Parking Facilities at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project Parking Facilities for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, during regular business hours, Landlord shall use commercially reasonable efforts to make reasonably comparable alternative parking available, and further provided that such changes to do materially and adversely affect Tenant's access to the Premises. Notwithstanding the foregoing, Tenant shall have the right, subject to Landlord's reasonable approval, to designate up to 32 parking stalls in the Project Parking Facilities for the exclusive use of Tenant's visitors and employees in the location immediately adjacent to the entrance of the Building, as identified on Exhibit K attached hereto. Tenant shall also have the right, subject to Landlord's reasonable approval, to designate the location of a reasonable number of bike lockers in the Project Parking Facilities for the exclusive use of Tenant's visitors and employees. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes used by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. Unless specified to the contrary above, the parking passes provided hereunder shall be provided on an unreserved, "first-come, first served" basis.

All motor vehicles (including all contents thereof) shall be parked in the Project Parking Facilities at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no liability whatsoever for any property damage or loss which might occur on the Project Parking Facilities or as a result of or in connection with the parking of motor vehicles in the Project Parking Facilities, provided that the foregoing shall not limit Landlord's liability, if any, pursuant to applicable Law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1     Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2     Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, or electronic signatures or shall the use of the phrase "in writing" or the word "written" be construed to include electronic communications, except as set forth in Section 29.27 below. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

29.3     No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4     Intentionally Omitted.

29.5     Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall be released from all liability accruing under this Lease after the date of transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer, provided that such transferee fully assumes liability for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

29.6     Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any such recordation shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power is coupled with an interest and is irrevocable.

29.7     Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8     Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9     Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10   Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11   Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12   No Warranty. In negotiating, executing and delivering this Lease, Tenant has not relied on, and hereby disclaims, any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13   Landlord Liability. The liability of Landlord or the other Landlord Parties to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, including any sales, rentals or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise). The Landlord Parties shall not have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner, member, shareholder, trustee or beneficiary of Landlord, have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the other Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. Notwithstanding any contrary provision herein, neither Tenant nor the other Tenant Parties shall be liable under any circumstances for injury or damage to, or interference with, Landlord's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of the Lease Term or incurred by Landlord in connection with any repair, physical construction or improvement work performed by or on behalf of Tenant in the Project.

29.14   Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.

29.15     Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16     Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, governmental laws, regulations or restrictions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.17     Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18     Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by first class, United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) the date the Mail or overnight courier delivery is made (or refused), or (ii) the date personal delivery is made (or refused). Notices may also be sent by electronic mail, and shall be deemed received when sent if sent before 5:00 p.m. Pacific Standard Time on a business day (otherwise, such Notice shall be deemed received he next business day), so long as a copy of such Notice is also sent by another permitted delivery method. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

RTP 55 OWNER, LLC

c/o FCP Management, Inc.

339 S. San Antonio Road, Suite 2B

Los Altos, CA 94022

Attn: Jonel Porta

Email:

and

RTP55 OWNER, LLC
7121 Fairway Drive, Suite 410
Palm Beach Gardens, Florida 33418
Attention: General Counsel
Email:

With copies to:

RTP55 OWNER, LLC
735 Market Street, Suite 600
San Francisco, CA 94103
Attention: Mr. Miles Treaster
Email:

and:

RTP55 OWNER, LLC
735 Market Street, Suite 600
San Francisco, CA 94103
Attention: Mr. James Escarzega
Email:

and:

RTP 55 Owner, LLC

c/o Cushman & Wakefield

300 Santa Row, 5th Floor

San Jose, CA 95128

Attn: Property Manager

Email:

and:

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, CA 90067
Attention: Anton N. Natsis, Esq.
Email:

29.19     Joint and Several. If there is more than one Tenant (or if Tenant permits any other Tenant Party to occupy the Premises), each such party shall be jointly and severally liable for Tenant's obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

29.20     Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that (a) Tenant is a duly formed and existing entity qualified to do business in the State of California and will remain during the Term a duly formed and existing entity qualified to do business in the State of California, and (b) Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in the State of California.

29.21     Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) HEREBY CONSENT (EACH AFTER CONSULTATION WITH COUNSEL) TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW AT THE ADDRESS FOR NOTICE TO SUCH PARTY UNDER IN THIS LEASE, AND (III) TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23     Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24     Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

29.26     Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27     Counterparts. This Lease (and any amendments to this Lease) may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. To facilitate execution of this Lease, the parties may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Lease to physically form one document.

29.28     Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity; however, Tenant may disclose the terms and conditions of this Lease to its attorneys, accountants, employees and existing or prospective financial partners, or if required by Law or court order, provided all parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure. Notwithstanding the foregoing, to the extent Tenant is a publicly traded corporation, Tenant may be obligated to regularly provide financial information concerning Tenant and/or its affiliates to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include summaries of financial information concerning leases, rents, costs and results of operations of its business, including any financial obligations set forth in this Lease. In connection with the foregoing, Tenant shall be permitted to file a copy of this Lease with the SEC and any other regulatory agencies to the extent required by applicable Laws.

29.29     Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that (i) Tenant shall obtain Landlord's prior written consent, use licensed, reputable contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises installed by or on behalf of Tenant shall comply with all applicable Laws and (v) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements"). Landlord reserves the right (by notice to Tenant at any time prior to the expiration or earlier termination of this Lease) to require that Tenant, prior to the expiration or earlier termination of this Lease, remove any Lines located in or serving the Premises and repair any damage in connection with such removal. Landlord has remove all existing lines in the Premises prior to date of this Lease.

29.30     Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Project, the Premises or the Building, or any part thereof and that no representations respecting the condition of the Premises, the Building or the Project have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, add to or modify (collectively, the "Renovations") the Project, the Common Areas, the Building and/or the Premises, and that such Renovations may result in levels of noise, dust, odor, obstruction of access, etc., which are in excess of that present in a fully constructed project. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent and Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such Renovations. Except to the extent expressly set forth in this Lease, Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

29.31     No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.32     Transportation Management. Tenant shall use commercially reasonable efforts to comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take commercially reasonable action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) flexible work shifts for employees.

29.33     OFAC Certification. Tenant hereby represents and warrants to Landlord that Tenant is not: (i) in violation of any Anti-Terrorism Law (defined herein below); (ii) conducting any business or engaging in any transaction or dealing with any Prohibited Person (defined herein below), including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (iii) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (iv) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (v) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, "Anti-Terrorism Law" is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including, without limitation, Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein "Executive Order No. 13224" is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism." "Prohibited Person" is defined as: (a) a person or entity that is listed in the Annex to Executive Order 13224; (b) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (c) a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. "USA Patriot Act" is defined as the "Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001" (Public Law 107-56).

29.34     Sustainability. Landlord may, in Landlord's sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for the Project (or portion thereof), or other applicable certification in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time). In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall use commercially reasonable efforts to cooperate with the Landlord's efforts in connection therewith and provide Landlord with any documentation it may need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, Tenant, at no material cost to and expense to Tenant, complying with certain standards pertaining to the purchase of materials used in connection with any Alterations or improvements undertaken by the Tenant in the Project, the sharing of documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant's billing information pertaining to trash removal and recycling related to Tenant's operations in the Project).

29.35     Green Cleaning/Recycling. To the extent a "green cleaning program" and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord's sole and absolute discretion), Tenant shall, at no material cost and expense to Tenant, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord's particular recycling contractors). To the extent Tenant fails to comply with any of Landlord's recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

29.36     Office and Communications Services.

29.36.1     The Provider. Landlord has advised Tenant that certain office and communications services (which may include, without limitation, cable or satellite television service) may be offered to tenants of the Building by a concessionaire (which may or may not have exclusive rights to offer such services in the Building) under contract to Landlord ("Provider"). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.36.2    Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.37     Intentionally Omitted.

29.38     Hazardous Materials.

29.38.1      Definitions. For purposes of this Lease, the following definitions shall apply: "Hazardous Material(s)" shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the "Environmental Laws," as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. "Environmental Laws" shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.38.2     Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the terms and conditions of Article 24 of this Lease. Tenant represents and warrants that, except for the following chemicals and materials, and their respective quantities (the "Disclosed Chemicals"), eight (8) sixteen ounce (16 oz) containers of 99.9% pure alcohol, twenty (20) ten ounce (10 oz) containers of Solder Wire, twenty (20) ten ounce (10 oz) containers of Flux, and one (1) two (2) gallon container of Coolant, Tenant will not produce, use, store or generate any Hazardous Materials, on, under or about the Project, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or "Released," as that term is defined below, on, in, under or about the Project. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant's routine office operations (such as printer toner and copier toner) (together with the Disclosed Chemicals, collectively referred to as the "Permitted Chemicals"). Landlord and Tenant acknowledge that any or all of the Disclosed Chemicals and Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws. Notwithstanding the foregoing, in the event Tenant modifies, changes, or supplements the Disclosed Chemicals, or increase the respective quantities of any of the Disclosed Chemicals, or Original Tenant assigns this Lease to any entity other than a Permitted Transferee Assignee, Tenant shall comply with the requirements of Exhibit L which is attached hereto and Landlord's Pre-Leasing Environmental Exposure Questionnaire. For purposes of this Lease, "Release" or "Released" or "Releases" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

29.38.3     Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Lease Commencement Date and on each annual anniversary of the Lease Commencement Date thereafter, as well as at any other time following Tenant's receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant's receipt of a request from Landlord, Tenant shall promptly complete a "hazardous materials questionnaire" using the form then-provided by Landlord. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any other Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant's control. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this Section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or any other Tenant Party.

29.38.4     Landlord's Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant (at least two (2) business days), be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord's sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant's sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.39     Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:
RTP55 OWNER, LLC, a Delaware limited liability company By:/s/ Bruce Burkard Name: Bruce Burkard Its: Authorized Signatory

TENANT:

INPHI CORPORATION, a Delaware corporation By: /s/ John S. Edmunds Name: John S. Edmunds Its: SVP & CFO Date: 10/25/2019

OFFICE LEASE

RIOTECH OFFICE PARK

RTP55 OWNER, LLC,

a Delaware limited liability company,

as Landlord,

and

INPHI CORPORATION,

a Delaware corporation,

as Tenant.

EXHIBITS

A	OUTLINE OF PREMISES
A-1	GENERATOR AREA
A-2	OUTLINE OF FIRST REFUSAL SPACE
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT'S ESTOPPEL CERTIFICATE
F	MARKET RENT DETERMINATION
G	QUALIFICATIONS OF SERVICE PROVIDERS AND AGREEMENTS
H	REPAIR AND MAINTENANCE SPECIFICATIONS
I	SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
J	APPROVED TENANT'S SIGNAGE
K	DESIGNATED PARKING STALLS
L	ENVIRONMENTAL QUESTIONNAIRE

(i)

INDEX

Page(s)

110 Building	Summary
110 Building Base Rent Abatement Period	12
130 Building	Summary
130 Building Base Rent Abatement Period	12
90 Building	Summary
90 Building First Refusal Notice	7
90 Building First Refusal Space	7
90 Building Right of First Refusal	7
Abatement Event	42
Accountant	19
Additional Insureds	28
Additional Rent	13
Advocate Arbitrators.	10
Affiliate	37
Alterations	26
Anti-Terrorism Law	54
Appealable Tax Expenses	17
Appeals Notice	17
Approved Working Drawings	Exhibit B
Arbitration Agreement	10
Architect	Exhibit B
Audit Period	19
Availability Determination	5
Bank Prime Loan	46
Base Building	26
Base Rent	Summary
Base Rent Abatement	12
Base Year	Summary
Briefs	10
Brokers	52
Builder's All Risk	27
Building	Summary
Building Structure	25
Building System Documents	24
Buildings	Summary
CCP	33
Certificate of Substantial Completion	Exhibit B
Clean-up	Exhibit L
Closure Letter	Exhibit L
Code	Exhibit B
Common Areas	5
Comparable Buildings	Exhibit F
Comparable Transactions	Exhibit F
Construction Drawings	Exhibit B
Contemplated Effective Date	35
Contemplated Transfer Space	35
Contract	Exhibit B
Contractor	Exhibit B
Control	37
Coordination Fee	Exhibit B
Cosmetic Alterations	26
Cost Pools	18
Default Rate	46
Delivery Date	Exhibit B
Direct Expenses	13

(ii)

INDEX

Page(s)

Disabilities Acts	45
Disclosed Chemicals	55
Eligibility Period	42
Engineers	Exhibit B
Environmental Assessment	Exhibit L
Environmental Laws	55, Exhibit L
Environmental Permits	56
Environmental Questionnaire	Exhibit L
Environmental Report	Exhibit L
Estimate	18
Estimate Statement	18
Estimated Excess	18
Event of Default	40
Excess	18
Executive Order No. 13224	54
Expense Year	13
Final Costs	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Rebuttals	11
First Refusal Amendment	6, 8
First Refusal Commencement Date	6, 7
First Refusal Improvement Allowance	6
First Refusal Notice	6
First Refusal Percentage	6
First Refusal Space	5
First Refusal Term	6, 7
Force Majeure	50
Future Hazardous Materials	Exhibit L
Generator	22
Generator Area	22
hard costs	Exhibit B
Hazardous Material(s)	55
Hazardous Materials	Exhibit L
Hazardous Materials Claims	Exhibit L
HVAC	20
Identification Requirements	53
Initial SNDA	39
Intention to Transfer Notice	35
Landlord	Summary
Landlord Building Systems	25
Landlord Parties	28
Landlord Repair Notice	31
Landlord Warranty	Exhibit B
Landlord Work	Exhibit B
Landlord's Initial Statement	11
Landlord's Mortgagee	39
Landlord's Warranty Period	Exhibit B
Law	45
Laws	45
Lease	Summary
Lease Commencement Date	Summary
Lease Expiration Date	Summary
Lease Term	Summary
Lease Year	8

(iii)

INDEX

Page(s)

Lines	53
Loss	28
Losses	28
Mail	50
Management Fee Cap	16
Management Standard	23
Market Rent	Exhibit F
Market Rent TI Allowance	Exhibit F
Mortgage	39
Net Equivalent Lease Rate	Exhibit F
Net Worth	37
Neutral Arbitrator	10
Nine Month Period	35
Notices	50
number of days	Exhibit B
Objectionable Name	45
Operating Expenses	13
Option Exercise Notice	9
Option Rent	9
Option Rent Notice	9
Option Term	9
Original Improvements	29
Other Project Buildings	Summary
Outside Agreement Date	10
PCBs	Exhibit L
Permitted Chemicals	55
Permitted Transferee	37
Permitted Transferee Assignee.	37
Permitted Use	Summary
Primary Lease	39
Prohibited Person	54
Project	Summary
Project Parking Facilities	Summary
Proposition 13	16
Provider	54
Release	55, Exhibit L
Renovations	53
Rent.	13
Right of First Refusal	5
Rooftop Equipment	22
Rules and Regulations	20
Ruling	11
Second Rebuttals	11
Service Agreements	24
Sign Requirements	44
Site Operations Manager	23
Statement	18
Subject Space	33
Summary	Summary
Tax Expenses	16
Tenant	Summary
Tenant Building System	25
Tenant Building Systems	25
Tenant Damage	Exhibit B
Tenant Delay	Exhibit B

(iv)

INDEX

Page(s)

Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	29, Exhibit B
Tenant Parties	28
Tenant Party	28
Tenant Work Letter	5
Tenant's 110 Building Share	Summary
Tenant's 130 Building Share	Summary
Tenant's Agents	Exhibit B, Exhibit L
Tenant's First Refusal Exercise Notice	6, 7
Tenant's Initial Statement	11
Tenant's Off-Premises Equipment	19
Tenant's Project Share	Summary
Tenant's Rebuttal Statement	11
Tenant's Security System	21
Tenant's Share	Summary
Tenant's Signage	44
Tenant's Subleasing Costs	35
Third Party Contractor	31
Third Party Lease	6, 7
Transfer	36
Transfer Notice	33
Transfer Premium	35
Transferee	33
Transfers	33
Underlying Documents	13
USA Patriot Act	54

(v)